                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          BARRINGER TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                          3829                         84-0720473
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

               219 SOUTH STREET, NEW PROVIDENCE, NEW JERSEY 07974
                                 (908) 665-8200

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          STANLEY S. BINDER, PRESIDENT
                          BARRINGER TECHNOLOGIES INC.
               219 SOUTH STREET, NEW PROVIDENCE, NEW JERSEY 07974
                                 (908) 665-8200
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

              JOHN D. HOGOBOOM, ESQ.                              ARTHUR M. BORDEN, ESQ.
 LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.                  ROSENMAN & COLIN LLP
               65 LIVINGSTON AVENUE                                 575 MADISON AVENUE
            ROSELAND, NEW JERSEY 07068                           NEW YORK, NEW YORK 10022
                  (201) 992-8700                                      (212) 940-8790

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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
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                TITLE OF EACH CLASS                    PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
                   OF SECURITIES                        OFFERING PRICE         AGGREGATE         REGISTRATION
                  TO BE REGISTERED                     PER SECURITY(1)     OFFERING PRICE(1)         FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........................        $8.00              $9,200,000           $2,788
---------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants......................         $.05               $57,500              $18
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying Common
  Stock Purchase Warrants(2)........................        $8.00              $4,600,000           $1,394
---------------------------------------------------------------------------------------------------------------
Underwriter's Warrants..............................        $.0012                $120                $1
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying
  Underwriter's Warrants(2).........................        $8.00               $800,000             $243
---------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants underlying
  Underwriter's Warrants(2).........................         $.05                $5,000               $2
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, underlying Common
  Stock Purchase Warrants underlying Underwriter's
  Warrants(2).......................................        $8.00               $400,000             $122
---------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low bid prices for a share of Common Stock on The
    NASDAQ SmallCap Market on October 3, 1996.

(2) Pursuant to Rule 416, this Registration Statement also relates to (i) an indeterminate number of additional shares of Common Stock issuable upon exercise of the Warrants pursuant to anti-dilution provisions contained therein, and (ii) an indeterminate number of additional shares of Common
    Stock and Warrants issuable upon the exercise of the Underwriter's Warrants pursuant to anti-dilution provisions contained therein.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

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

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996

PROSPECTUS

                      LOGO
                          BARRINGER TECHNOLOGIES INC.

                        1,000,000 SHARES OF COMMON STOCK
                                      AND
                    1,000,000 COMMON STOCK PURCHASE WARRANTS

     Barringer Technologies Inc., a Delaware corporation (the "Company"), hereby offers 1,000,000 shares (the "Shares") of common stock, $.01 par value per share
(the "Common Stock"), and 1,000,000 Common Stock Purchase Warrants (the
"Warrants"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." Each Warrant is exercisable for three years and entitles the registered holder to purchase one-half of a share of Common Stock
at an exercise price of $         per share [120% of the initial offering price
per share] during the first year, $         per share [130% of such price]
during the second year and $         per share [140% of such price] during the
third year. The Warrant exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment under certain circumstances.
The Company may redeem outstanding Warrants commencing six months after the date of this Prospectus on not less than 30 days notice at a price of $.25 per
Warrant if the closing bid price of the Common Stock averages in excess of 200%
of the applicable exercise price for a period of 30 days ending within 15 days of the redemption notice date. The Shares and Warrants may only be purchased together, but will be separately transferable immediately following the completion of the Offering.

     The Common Stock is traded on The NASDAQ SmallCap Market under the symbol
"BARR." The Company intends to apply to include the Warrants on The NASDAQ
SmallCap Market. On October 7, 1996, the closing sale price of the Common Stock as reported by NASDAQ was $7.25 per share. See "Price Range of Common Stock."
                            ------------------------

     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT
SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

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
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                                                                    UNDERWRITING
                                                PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                 PUBLIC            COMMISSIONS(1)          COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share................................           $                     $                     $
-----------------------------------------------------------------------------------------------------------
Per Warrant..............................           $                     $                     $
-----------------------------------------------------------------------------------------------------------
Total(3).................................           $                     $                     $
-----------------------------------------------------------------------------------------------------------
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

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"). The Company also has agreed to issue warrants to the Representative of the Underwriters to purchase 100,000 shares of Common Stock and 100,000 Common Stock Purchase Warrants, in each case at an initial exercise price of 120% of the initial offering price. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $475,000 and a 2% non-accountable expense allowance payable to the Representative of the Underwriters. See "Underwriting."

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock and 150,000 Warrants solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $         , $         and $         , respectively.
                            ------------------------

     The Securities are being offered on a firm commitment basis by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them subject to certain conditions. It is expected that certificates for the Securities offered hereby will be available for delivery on
or about            , 1996, at the office of Janney Montgomery Scott Inc., 26
Broadway, New York, New York.
                            ------------------------

                          JANNEY MONTGOMERY SCOTT INC.

            , 1996

                                    Photo #1

Shows a picture of the Company's IONSCAN(R) Model 400, a portable desk-top instrument that utilizes a proprietary implementation of ion mobility spectrometry technology to determine the presence or absence of targeted compounds in a sample.


                                    Photo #2

Shows a technician using a sampling cloth to collect particle samples from a piece of carry-on luggage for testing with the Model 400 IONSCAN(R).


                                    Photo #3

Shows a technician using a glove to collect particle samples from a piece of carry-on luggage for testing with the Model 400 IONSCAN(R).



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the Commission's Regional Offices at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. The Common Stock is included in The NASDAQ SmallCap Market, under the symbol BARR, and reports, proxy statements and other information regarding the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 33 Whitehall Street, 10th Floor, New York, New York 10004.

     The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby (the "Offering"). This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby reference is made to the Registration Statement and related exhibits and to documents filed with the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated growth in the demand for the Company's products, the Company's opportunities to increase sales through, among other things, the development of new applications, markets and extension of its IONSCAN(R) products, the development of new IONSCAN(R) products, the probability of the Company's success in the sales of its IONSCAN(R) products in current markets, governmental regulations and directives changing security requirements, liquidity and capital requirements and use of proceeds.

     Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that could contribute to such differences are set forth below under "Risk Factors," including, but not limited to, "History of Losses," "Cash Constraints," "Dependence on and Effects of Governmental Regulation," "Dependence on IONSCAN(R) and Market Acceptance," "Dependence on New Product Development; Technological Advancement" and "Competition."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information herein has been adjusted to give effect to the one-for-four reverse split of the Common Stock effected on September 25, 1995 and assumes (i) no exercise of the Warrants; (ii) no exercise of the Underwriters' over-allotment option; (iii) no exercise of the Warrants issuable to the representative of the Underwriters (the "Underwriter's Warrants"), and (iv) no exercise or conversion of outstanding securities, including options, exercisable for or convertible into Common Stock. See "Description of Capital Stock," "Description of Warrants" and "Underwriting." Unless the context otherwise requires, all references in this Prospectus to the Company refer to Barringer Technologies Inc. and its subsidiaries.

                                  THE COMPANY

     Barringer Technologies Inc. (the "Company") is principally engaged in the design, development, manufacture and sale of analytical instruments used for the high sensitivity detection of trace amounts of plastic and other explosives and illegal narcotics. The Company's principal product, the IONSCAN(R), is a portable, desk-top instrument that utilizes a proprietary implementation of ion mobility spectrometry ("IMS") technology to determine the presence or absence of targeted compounds in a sample. The IONSCAN(R) can detect targeted substances in amounts smaller than one-billionth of a gram in approximately six seconds. See "Business -- IONSCAN(R) Technology."

     The Company's customers are primarily governmental, security and law enforcement agencies throughout the world, including the Federal Bureau of Investigation (the "FBI"), the Drug Enforcement Agency (the "DEA"), the General Services Administration (the "GSA"), the United States, French, and Canadian customs services and various airports worldwide. Because of its high sensitivity, the IONSCAN(R) is used both in lieu of and in conjunction with other detection technologies, such as X-ray, computer aided tomography ("CATSCAN"), quadropole resonance and nuclear magnetic resonance imaging. As of June 30, 1996, the Company had sold over 300 IONSCAN(R)s, and the Company believes that, in terms of units sold, it is the world's leading supplier of trace particle detection instruments. See "Business -- Overview."

     IONSCAN(R)s have been sold for explosives detection applications primarily outside the United States and for drug interdiction and detection both within the United States and elsewhere. For example, the IONSCAN(R) is used in foreign airports, on trains and at the Eurotunnel to check for explosives and by the United States Coast Guard to check ships and cargo in U.S. territorial waters for illegal narcotics. The Company believes that the security-related market for the IONSCAN(R) is growing as a result of governmental actions, particularly in the United States, which reflect heightened public safety concerns in the wake of an increasing number of terrorist acts. Recently, Congress appropriated $144,000,000 for the purchase of enhanced explosives detection equipment for use at certain airports in the United States, and the Company believes that a portion of such appropriation will be utilized for the acquisition of trace particle detection equipment. The Company also believes that additional growth will occur in the drug interdiction market for the IONSCAN(R) as a result of recently reported increases in domestic drug usage, particularly among teenagers. However, no assurance can be given as to the growth of either the security-related market or the drug interdiction market for the IONSCAN(R).

     The Company's objective is to strengthen its position as the leading supplier of trace detection equipment by (i) further penetrating existing markets for the IONSCAN(R) through aggressive pursuit of additional sales, (ii) expanding the uses of the IONSCAN(R), particularly for security screening of individuals and for process control and quality assurance in certain industrial applications, and (iii) extending the capabilities and the potential uses of the IONSCAN(R) for environmental, biological and chemical testing by, among other things, combining the IMS technology used by the IONSCAN(R) with other existing technologies, such as gas chromatography, and by developing a hand-held detector utilizing the IONSCAN(R) technology. See "Business -- Strategy."

     The Company believes that it is well positioned to implement its strategy as a result of the large installed base of IONSCAN(R)s, the IONSCAN(R)'s favorable field performance, its low price as compared to other available detection equipment and its ease of use.

                                  THE OFFERING

SECURITIES OFFERED..............   1,000,000 shares of Common Stock and
                                   1,000,000 Warrants. See "Description of
                                   Capital Stock" and "Description of Warrants."
                                   The Shares and the Warrants may only be
                                   purchased together, but will be separately transferable immediately following the completion of the Offering.

DESCRIPTION OF WARRANTS.........   Each Warrant is exercisable for three years
                                   and entitles the registered holder to
                                   purchase one-half of a share of Common Stock
                                   at an exercise price of $          per share
                                   [120% of the initial offering price per
                                   share] during the first year, $          per
                                   share [130% of such price] during the second
                                   year and $          per share [140% of such
                                   price] during the third year. The Warrant exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment under certain circumstances. The Company may redeem outstanding Warrants commencing six months after the date of this Prospectus on not less than 30 days notice at a price of $.25 per Warrant if the closing bid price of the Common Stock averages in excess of 200% of the applicable exercise price for a period of 30 days ending within 15 days of the redemption notice date. See "Description of Warrants."

COMMON STOCK OUTSTANDING BEFORE
  OFFERING......................   3,506,474 shares

COMMON STOCK OUTSTANDING AFTER
  OFFERING......................   4,506,474 shares(1)

USE OF PROCEEDS.................   Net proceeds received from the Offering will
                                   be used to fund product development, to repay certain indebtedness, to expand the Company's manufacturing and assembling capabilities and for working capital and general corporate purposes, including possible acquisitions and joint ventures. See "Use of Proceeds" and "Business -- Strategy."

NASDAQ SYMBOLS:

COMMON STOCK....................   BARR

WARRANTS (PROPOSED).............   BARRW
---------------

(1) Excludes a total of 2,284,244 shares which will be reserved for issuance upon completion of the Offering, consisting of (i) 500,000 shares of Common Stock issuable upon exercise of the Warrants, (ii) 481,250 shares of Common Stock issuable upon exercise of outstanding warrants, (iii) 463,750 shares of Common Stock issuable upon exercise of outstanding stock options, (iv) 464,244 shares of Common Stock issuable upon conversion of the Company's outstanding convertible securities, (v) 100,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, and 50,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants, and (vi) an aggregate of 225,000 shares of Common Stock subject to the Underwriters' over-allotment option (collectively, the "Reserved Shares").

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary consolidated financial information set forth below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in the Prospectus.

                                                                                        SIX MONTHS
                                                                                           ENDED
                                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                                     ----------------------------------------------   ---------------
                                      1991      1992      1993     1994      1995      1995     1996
                                     -------   -------   ------   -------   -------   ------   ------
STATEMENT OF OPERATIONS DATA(1):
  Revenues from operations.........  $ 1,963   $ 2,838   $7,770   $ 5,514   $ 6,374   $3,110   $5,012
  Gross profit.....................      260       627    3,840     1,245     2,570    1,218    2,365
  Operating income (loss)..........   (3,105)   (1,714)     541    (2,469)     (886)    (186)     667
  Income (loss) from continuing
     operations....................   (3,324)   (1,763)     593    (2,633)   (1,178)    (356)     564
  Income (loss) from operations
     held for sale.................     (339)      (44)       2        68       351       55       --
  Net Income (loss)................   (3,663)   (1,807)     595    (2,565)     (827)    (301)     564
  Preferred stock dividends........     (103)     (160)    (114)     (108)      (82)     (51)     (24)
  Net Income (loss) attributable to
     common stockholders...........   (3,766)   (1,967)     481    (2,673)     (909)    (352)     540
  Income (loss) per common share
     from continuing operations....    (1.84)    (0.90)    0.20     (0.97)    (0.39)   (0.13)    0.15
  Net income (loss) per common
     share:
     Primary.......................    (2.02)    (0.92)    0.20     (0.95)    (0.28)   (0.11)    0.16
     Fully-diluted.................       --        --       --        --        --       --     0.15
  Weighted average common shares
     outstanding:
     Primary.......................    1,862     2,135    2,570     2,827     3,283    3,060    3,483
     Fully diluted.................       --        --       --        --        --       --    3,854

                                                      JUNE 30, 1996
                                                -------------------------
                                                ACTUAL     AS ADJUSTED(2)
                                                ------     --------------
BALANCE SHEET DATA:
  Working capital............................   $  940         $7,710
  Current assets.............................    4,828         10,367
  Total assets...............................    5,881         11,420
  Current liabilities........................    3,888          2,657
  Long-term liabilities......................      113            113
  Stockholders' equity.......................    1,880          8,650

---------------
(1) Amounts for all periods ending prior to December 31, 1995 reflect Barringer Laboratories Inc. ("Labco") as a discontinued operation. The Company sold a portion of its equity interest in Labco in December 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations
    -- Overview."

(2) As adjusted for the issuance and sale of the Securities offered hereby (at an assumed initial offering price of $8.00 per Share and $.05 per Warrant), after deducting the estimated underwriting discounts and estimated offering expenses payable by the Company and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Securities offered hereby.

HISTORY OF LOSSES

     The Company sustained net losses of $2,565,000 and $827,000 for the years ended December 31, 1994 and 1995, respectively, and had an accumulated deficit of $16,003,000 at June 30, 1996. Although the Company generated net income of $564,000 for the first six months of 1996, there can be no assurance that the Company will be able to sustain a profitable level of operations in any future period.

CASH CONSTRAINTS

     Historically, the Company has not generated net cash flow from operations and, accordingly, has experienced periodic severe cash shortages. Although the Company will seek to improve its cash flow through, among other things, the use of a portion of the proceeds of this Offering and the implementation of its business strategy, no assurance can be given that the Company will have sufficient cash to implement such strategy or that implementation of such strategy will enable the Company to satisfy its long-term cash requirements. See "Business -- Strategy."

DEPENDENCE ON AND EFFECTS OF GOVERNMENTAL REGULATION

     The Company's business is dependent upon purchases of IONSCAN(R)s by governmental agencies. See "Government and Other Procurement Policies." While the Company believes that certain of its governmental customers will continue to purchase IONSCAN(R)s for explosives detection and drug interdiction applications, growth in the Company's business will be driven in part by the adoption of regulations or requirements in the aviation security market resulting in the use of enhanced explosives detection systems, including trace particle detection equipment. As a result of certain government initiatives in the United States, including the recent report of the Aviation Safety and Security Commission (the "Gore Commission"), the Company anticipates that such regulations or requirements will be adopted in the United States in the near future. Among other things, the initial Gore Commission report recommended that the government purchase enhanced explosives detection equipment for deployment at certain United States airports. In October 1996, Congress appropriated approximately $1.1 billion to fund certain anti-terrorist programs in fiscal 1997, including the initial recommendations contained in the Gore Commission report. It is anticipated that approximately $144,000,000 of such appropriation will be used to purchase enhanced explosives detection equipment. There can be no assurance that funding for the purchase of such equipment will be continued in subsequent fiscal years or as to the level thereof. While the recent government initiatives have contemplated the deployment of trace particle detection equipment, such as the IONSCAN(R), a substantial amount of the appropriated funds will be used to purchase equipment utilizing other technologies, such as CATSCAN, enhanced X-ray, quadropole resonance and other imaging techniques. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased. In addition, there can be no assurance that the IONSCAN(R) will meet any certification or other requirements that may be adopted in connection with such initiatives.

     The Company anticipates that the aviation security market will undergo significant technological changes in the future. As part of its oversight of the domestic aviation industry, the Federal Aviation Administration (the "FAA") sponsors research in the area of enhanced explosives detection technologies. During the last five years, the FAA has spent approximately $150,000,000 on such research and development activities. The FAA's sponsorship covers a wide range of areas, such as imaging technologies, development of bomb-resistant containers and trace detection methods including those developed by the Company and other entities. The Gore Commission recommended dramatically increasing the amount spent on research and development of enhanced explosives detection technologies and Congress recently increased the FAA's budget for such research and development activities in fiscal 1997. As a result of these initiatives, the Company anticipates that new technology will be introduced into the aviation security market in the future. While the Company believes that its IONSCAN(R) functions at a state-of-the-art level, there can be no assurance that the Company will be able to maintain its present position in this market. See "Dependence on New Product Development; Technological Advancement."

GOVERNMENT AND OTHER PROCUREMENT POLICIES

     The Company's principal customers are governmental agencies and law enforcement entities that are subject to budgetary processes and expenditure constraints. Budgetary allocations for detection equipment are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors. A reduction of funding for drug interdiction and security efforts could materially and adversely affect the Company's business, financial condition and results of operations.

     Moreover, although the Company's sales are not seasonal in nature, governmental agencies and certain of the Company's other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Company's sales to be higher during such periods. Since the Company recognizes substantially all of the revenue from a sale upon shipment, and since the recognition of revenue from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period, the impact of these budgetary constraints on the delivery date of a relatively few units could significantly affect the Company's quarterly results.

DEPENDENCE ON IONSCAN(R) AND MARKET ACCEPTANCE

     The Company's future profitability is substantially dependent on the Company's ability to successfully market the IONSCAN(R). While the Company believes that significant markets exist for its IONSCAN(R) technology, there can be no assurance that such markets will develop as the Company expects or that the Company will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; TECHNOLOGICAL ADVANCEMENT

     The Company's success is dependent upon its ability to continue to enhance the IONSCAN(R) and to develop and introduce in a timely manner new IONSCAN(R) products that incorporate technological advances, keep pace with evolving industry standards and respond to customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to the IONSCAN(R) or new IONSCAN(R) products on a timely basis or that any new or enhanced IONSCAN(R) products will adequately address the changing needs or preferences of the marketplace. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business and operating results would be materially adversely affected.

     In addition, from time to time the Company or its present or potential competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life spans of the Company's existing products. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, as occurred in late 1994 when the Company introduced the Model 400 IONSCAN(R). See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such delays could have a material adverse effect on the Company's business, results of operations and financial condition.

LACK OF PROPRIETARY TECHNOLOGY

     The Company believes that its implementation of IMS technology in the IONSCAN(R) is proprietary to the Company. The Company has an exclusive license from the Canadian government for certain technology used in the IONSCAN(R). See "Business -- Patents, Trademarks and Proprietary Rights." In addition, the Company has a number of patents covering certain aspects of the IONSCAN(R). However, the basic IMS technology is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such technology to duplicate the performance of the IONSCAN(R). However, the Company believes that such competitors could not readily replicate the IONSCAN(R)'s performance and that any attempt to do so would require substantial time and resources.

COMPETITION

     The Company competes with other entities, a number of which have significantly greater financial, marketing and other resources than the Company. In particular, the Company competes for governmental expenditures with equipment manufacturers utilizing other types of detection technologies, including CATSCAN, enhanced X-ray and quadropole resonance, as well as with other forms of trace particle detection technology, such as gas chromatography and chemoluminescence detection. As a result of recent governmental initiatives, the Company anticipates that additional technologies will be developed and that new competitors will enter the Company's markets. See "Dependence on and Effect of Governmental Regulation." While the Company believes that it competes effectively in its principal markets, there can be no assurance that the Company will maintain its competitive position.

NONCOMPLIANCE UNDER CREDIT FACILITY

     The Company's principal subsidiary, Barringer Research Ltd. ("BRL"), is a party to a credit facility (the "Facility") with the Toronto-Dominion Bank (the "Bank") which the Company intends to repay in full with a portion of the net proceeds of the Offering. See "Use of Proceeds." From time to time, BRL has not been in compliance with the terms of the Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RETENTION OF AND DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into an employment agreement with its Chief Executive Officer and expects to enter into employment agreements with certain of its other senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

WARRANTY CLAIMS

     The Company generally provides a one-year parts and labor warranty on each IONSCAN(R). Although the Company has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Company's sales increase. A material increase in warranty claims could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL PRODUCT LIABILITY INSURANCE LIMITS

     The Company currently maintains product liability insurance in the amount of $5 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. No significant product liability claims have been asserted or, to the knowledge of the Company's management, threatened against the Company to date. The Company believes that, as the Company distributes more products into the marketplace and expands its product lines, the Company's exposure to potential product liability claims and litigation arising from injuries and other damages allegedly caused by the improper functioning or design of its IONSCAN(R) products will occur and may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurance be given that the Company will be able to maintain the existing coverage or additional coverage at commercially reasonable rates. To the extent product liability losses are beyond the limits or scope of the Company's insurance coverage, the Company could experience a materially adverse effect on its business, results of operations and financial condition.

CURRENCY FLUCTUATIONS

     A portion of the Company's revenues and expenses are denominated in foreign currencies. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company currently does not hedge its foreign exchange exposure. To date, the Company has not experienced any material loss as a result of currency fluctuations. However, there can be no assurance that the Company will not experience material losses in the future as a result of currency fluctuations.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, 4,506,474 shares of Common Stock will be outstanding (4,656,474 shares, assuming exercise of the Underwriters' over-allotment option). Up to 500,000 additional shares of Common Stock (575,000 shares, assuming exercise of the Underwriters' overallotment option) will be issuable upon the conversion of the Warrants offered hereby. 623,164 of the shares that will be outstanding upon consummation of the Offering are held by officers, directors and other affiliates of the Company, all of which are freely tradeable, subject to the lock-up described below. An additional 1,025,292 shares of Common Stock are issuable to such officers, directors and other affiliates upon the conversion or exercise of outstanding securities, including stock options. The Company recently registered for resale 967,042 shares of Common Stock held by or issuable to officers, directors and other affiliates of the Company upon the exercise or conversion of outstanding securities which had previously been restricted. The Company also intends, in the near future, to register for resale an additional 414,500 restricted shares of Common Stock issuable upon exercise of options previously granted to officers and directors. Thereafter, all 1,381,542 of such shares will be generally available for sale in the open market by the holders thereof.

     The Company can not predict the effect, if any, that sales of additional shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock or the Warrants. Sale in the public market of substantial amounts of Common Stock (including shares issued upon the exercise or conversion of outstanding securities), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock or the Warrants. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. It is expected that the officers and directors of the Company, who hold an aggregate of 681,934 shares of Common Stock (including shares issuable upon the exercise or conversion of outstanding securities), will agree with the Underwriters not to offer or sell, directly or indirectly, any securities of the Company in the public market for a period of 180 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of Janney Montgomery Scott Inc. See "Description of Capital Stock -- Shares Eligible For Future Sale" and "Underwriting."

VOLATILITY OF COMMON STOCK PRICE

     Prior to the Offering, there have been significant fluctuations in the trading price of the Common Stock. No assurance can be given that such volatility will not continue following the completion of the Offering. See "Price Range of Common Stock."

DETERMINATION OF WARRANT EXERCISE PRICE

     The exercise price of the Warrants has been set at a premium to the existing market price of the Common Stock and bears no relationship to any objective criteria of future value and, accordingly, should in no event be regarded as an indication of any future market price of the Securities offered hereby.

ABSENCE OF TRADING MARKET FOR THE WARRANTS

     There currently is no trading market for the Warrants. Although the Company intends to apply for listing of the Warrants on the NASDAQ SmallCap Market, there can be no assurance that an active market will develop for the Warrants or, if developed, that it will be maintained. The price for the Warrants is expected to be directly related to the market price for the Common Stock. The market price of the Common Stock and thus the price for the Warrants are likely to be subject to significant fluctuation in response to variations in quarterly results of operations, general trends in the market place and other factors, many of which are not within the Company's control.

UNDERWRITER'S WARRANTS

     In connection with the Offering, the Company has agreed to sell to Janney Montgomery Scott Inc., the representative of the Underwriters (the "Representative"), the Underwriter's Warrants pursuant to which the Representative will have the right to purchase from the Company 100,000 shares of Common Stock and 100,000 Warrants. The Underwriter's Warrants are exercisable with respect to the Common Stock for a period of four years commencing one year after the date of this Prospectus at varying exercise prices and with respect to the Warrants underlying the Underwriter's Warrants for a period of two years following such one year period at varying exercise prices. See "Underwriting." The Underwriter's Warrants, and the Warrants issuable upon exercise thereof, afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional shares of Common Stock during the exercise period of the Underwriter's Warrants. Additionally, the holders of the Underwriter's Warrants, and the Warrants issuable upon exercise thereof, will most likely exercise the Underwriter's Warrants and the Warrants issuable upon exercise thereof at a time when the Company could obtain capital from other sources on terms more favorable than those contained in the Underwriter's Warrants.

CERTAIN CHARTER PROVISIONS

     The Company currently has 7,000,000 shares of Common Stock authorized for issuance. Upon completion of the Offering, the Company will have 4,506,474 shares of Common Stock outstanding (4,656,474 shares, assuming full exercise of the Underwriters' over-allotment option). An additional 2,059,244 shares of Common Stock (2,134,244 shares, assuming full exercise of the Underwriters' over-allotment option) will be reserved for issuance upon the conversion or exercise of outstanding securities of the Company. The Company intends to seek stockholder approval at its next annual meeting of stockholders to increase the number of shares of Common Stock the Company is authorized to issue. In the event that the authorized number of shares of Common Stock is not increased, the Company's ability to issue additional shares of capital stock, including in connection with acquisitions and subsequent financings, would be significantly restricted.

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote of the holders of not less than 80% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     The Board of Directors of the Company is empowered to issue shares of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered hereby are estimated to be approximately $6,770,000 ($7,857,000 if the Underwriter's over-allotment option is exercised in full) assuming an initial offering price of $8.00 per Share and $.05 per Warrant after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. Such proceeds are intended to be applied approximately as follows:

        - $4,000,000 for product development, including research and development, tooling and drawing expenses and product testing (see "Business -- Strategy");

        - up to $1,000,000 for repayment of the Company's 6% Subordinated Convertible Debentures due 1997 (the "Debentures"), to the extent not converted as described below;

        - up to $700,000 for repayment of the outstanding indebtedness under the Facility (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources");

        - up to $700,000 for repayment of BRL's loan (the "ODC Loan") from the Ontario Development Corporation ("ODC") (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources");

        - $300,000 for expansion of the Company's manufacturing and assembling capabilities (see "Business -- Manufacturing and Assembly"); and

        - the balance for general corporate purposes, including additions to working capital and inventory.

     The Company issued $1,000,000 of the Debentures in July 1996. The Debentures bear interest at the rate of 6% per annum, are presently convertible into shares of Common Stock at a conversion rate of $2.75, and mature 30 days after the consummation of the Offering unless converted prior thereto. Because the conversion rate of the Debentures is substantially lower than the current per share price of the Common Stock, the Company anticipates that substantially all of the Debentures will be converted into shares of Common Stock. Any Debentures not so converted will be repaid with a portion of the net proceeds of the Offering. $300,000 of the net proceeds of the Debentures were utilized to repay the Company's 12 1/2% convertible subordinated debentures due 1996 (the "Old Debentures"), and the remaining proceeds were added to working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Facility bears interest at a variable rate (8% at June 30, 1996) equal to 1 1/2% above the Bank's prime lending rate, although from time to time certain amounts thereunder have borne interest at a default rate of 21%. See
Note 5 to Consolidated Financial Statements. Borrowings under the Facility are payable upon demand and have been used for working capital, including manufacturing and inventory requirements.

     The ODC Loan bears interest at a variable rate set quarterly by ODC, which was 10% at June 30, 1996, and matures on April 30, 1997, subject to renewal. Borrowings under the ODC Loan have been used to support Canadian export, sales and related production and receivables financing.

     A portion of the net proceeds of the Offering may be used to make future strategic acquisitions or to invest in joint ventures, although currently the Company has no agreement, understanding or commitment with respect to any acquisition, investment or joint venture.

     Pending the applications described above, the Company will invest the proceeds principally in short-term bank certificates of deposit, highly rated short-term debt securities, United States governmental obligations, money market instruments or other highly rated interest-bearing investments with maturities of less than one year.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded in the over-the-counter market and quoted on The NASDAQ SmallCap Market under the symbol BARR. The Company intends to apply to include the Warrants in The NASDAQ SmallCap Market. The following table sets forth, for each period indicated, the high and low bid prices for the Common Stock as reported on The NASDAQ SmallCap Market after giving effect to the one-for-four reverse stock split effected September 25, 1995. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                                   HIGH           LOW
                                                                  ------         -----
        1994
        First Quarter...........................................  $11.24         $9.00
        Second Quarter..........................................    9.24          6.00
        Third Quarter...........................................    6.76          4.00
        Fourth Quarter..........................................    4.52          2.00
        1995
        First Quarter...........................................  $ 6.88         $1.25
        Second Quarter..........................................    5.00          2.00
        Third Quarter...........................................    4.25          2.25
        Fourth Quarter..........................................    3.25          0.50
        1996
        First Quarter...........................................  $ 0.56         $0.31
        Second Quarter..........................................    4.19          0.44
        Third Quarter...........................................   13.88          2.88
        Fourth Quarter (through October 7, 1996)................    8.38          7.19

     On October 7, 1996, the last reported sale price of the Common Stock was $7.25 per share. As of August 26, 1996, the Company had approximately 965 stockholders of record.

                                DIVIDEND POLICY

     Since inception, the Company has not paid cash dividends on its Common Stock. The Company currently intends to retain future earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. The Company is prohibited from paying cash dividends on the Common Stock unless full cumulative dividends have been paid or set aside for payment on the Company's Class A Convertible Preferred Stock and Class B Convertible Preferred Stock at an annual rate of $.16 per share, which dividends, at the option of the Company, are payable in cash or shares of Common Stock. See "Description of Capital Stock." In addition, the ability of the Company to pay dividends has been limited because BRL is restricted from providing cash to the Company by the terms of the Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company's ability to pay dividends on its Common Stock may be further limited in the future by other legal or contractual restrictions placed on the Company and on the ability of its subsidiaries to provide cash to the Company.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and the capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale by the Company of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby (assuming an initial offering price of $8.00 per Share and $.05 per Warrant, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application by the Company of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                           JUNE 30, 1996
                                                                  -------------------------------
                                                                     ACTUAL        AS ADJUSTED(1)
                                                                  ------------     --------------
Short-term debt(2)..............................................  $    300,000      $          --
                                                                  ============       ============
Long-term debt..................................................            --                 --
Stockholders' equity(3):
  Convertible Preferred Stock, $1.25 per value, 1,000,000 shares
     authorized, none outstanding...............................            --                 --
  Preferred Stock, $2.00 par value, 4,000,000 shares authorized
     270,000 shares designated Class A Convertible Preferred
     Stock, 74,000 shares outstanding less discount of $57,000..  $     91,000      $      91,000
     730,000 shares designated as Class B Convertible Preferred
       Stock, 233,000 shares outstanding........................       465,000            465,000
  Common Stock, $.01 par value, 7,000,000 shares authorized,
     3,498,000 shares issued and outstanding, 4,498,000 shares,
     as adjusted(4).............................................        35,000             45,000
Additional paid-in-capital......................................    17,765,000         24,525,000
Accumulated deficit.............................................   (16,003,000)       (16,003,000)
Foreign currency translation....................................      (460,000)          (460,000)
  Less: Common Stock in treasury at cost, 31,000 shares.........       (13,000)           (13,000)
                                                                  ------------       ------------
Total stockholders' equity......................................     1,880,000          8,650,000
                                                                  ------------       ------------
Total capitalization............................................  $  1,880,000      $   8,650,000
                                                                  ============       ============

---------------

(1) Assumes that all of the outstanding Debentures are repaid with a portion of the net proceeds of the Offering and are not converted into shares of Common Stock. See "Use of Proceeds."

(2) Short-term debt at June 30, 1996 consisted of the Old Debentures. The Old Debentures were repaid on July 15, 1996 with a portion of the net proceeds from the sale of the Debentures.

(3) See "Description of Capital Stock" for a description of the relative rights of the Company's Preferred Stock and Common Stock.

(4) Excludes an aggregate of 2,284,244 Reserved Shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data presented below for the years ended December 31, 1991 through 1995 have been derived from financial statements which have been audited by BDO Seidman, LLP, independent certified public accountants. The selected consolidated financial data presented below for the six-month periods ended June 30, 1995 and 1996 have been derived from unaudited financial statements which, in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of such data. Results for the six months ended June 30, 1996 are not necessarily indicative of the results that can be expected for any other interim period or for the year ended December 31, 1996 as a whole. The selected consolidated financial data appearing below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

                                                                                                  SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                               ----------------------------------------------   ---------------
                                                1991      1992      1993     1994      1995      1995     1996
                                               -------   -------   ------   -------   -------   ------   ------
STATEMENT OF OPERATIONS DATA(1):
  Revenues from operations...................  $ 1,963   $ 2,838   $7,770   $ 5,514   $ 6,374   $3,110   $5,012
  Cost of sales..............................    1,703     2,211    3,930     4,269     3,804    1,892    2,647
                                               -------   -------   ------   -------   -------   ------   ------
  Gross profit...............................      260       627    3,840     1,245     2,570    1,218    2,365
                                               -------   -------   ------   -------   -------   ------   ------
  Selling, general and administrative
     expenses................................    2,733     2,180    3,117     3,352     3,305    1,300    1,641
  Unfunded research and development..........      632       161      182       362       151      104       57
                                               -------   -------   ------   -------   -------   ------   ------
  Operating expenses.........................    3,365     2,341    3,299     3,714     3,456    1,404    1,698
                                               -------   -------   ------   -------   -------   ------   ------
  Operating income (loss) from operations....   (3,105)   (1,714)     541    (2,469)     (886)    (186)     667
  Other expense, net.........................     (219)      (49)    (101)      (89)     (292)    (170)    (103)
  Income tax benefit (provision).............       --        --      153       (75)       --       --       --
                                               -------   -------   ------   -------   -------   ------   ------
  Income (loss) from continuing operations...   (3,324)   (1,763)     593    (2,633)   (1,178)    (356)     564
  Income (loss) from operation held for
     sale....................................     (339)      (44)       2        68       351       55       --
                                               -------   -------   ------   -------   -------   ------   ------
  Net income (loss)..........................   (3,663)   (1,809)     595    (2,565)     (827)    (301)     564
  Preferred stock dividends..................     (103)     (160)    (114)     (108)      (82)     (51)     (24)
                                               -------   -------   ------   -------   -------   ------   ------
  Net income (loss) atributable to common
     stockholders............................   (3,766)   (1,967)     481    (2,673)     (909)    (352)     540
                                               =======   =======   ======   =======   =======   ======   ======
  Income (loss) per common share from
     continuing operations(2)................    (1.84)    (0.90)    0.20     (0.97)    (0.39)   (0.13)    0.15
  Net income (loss) per common share(2):
     Primary.................................    (2.02)    (0.92)    0.20     (0.95)    (0.28)   (0.11)    0.16
     Fully-diluted...........................       --        --       --        --        --       --     0.15
  Weighted average common shares
     outstanding(2):
     Primary.................................    1,862     2,135    2,570     2,827     3,283    3,060    3,483
     Fully-diluted...........................       --        --       --        --        --       --    3,854

                                                            YEAR ENDED          JUNE 30,
                                                           DECEMBER 31,     -----------------
                                                               1995          1995       1996
                                                           ------------     ------     ------
BALANCE SHEET DATA:
  Working capital........................................     $  370        $1,139     $  940
  Current assets.........................................      3,672         5,532      4,828
  Total assets...........................................      4,735         6,278      5,881
  Current liabilities....................................      3,302         4,393      3,888
  Long-term liabilities..................................        108            --        113
  Stockholders' equity...................................      1,325         1,885      1,880

---------------

(1) Amounts for all periods ending prior to December 31, 1995 reflect Labco as a discontinued operation. The Company sold a portion of its equity interest in Labco in December 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(2) Adjusted to give effect to the one-for-four reverse split of the Common Stock effected on September 25, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.

OVERVIEW

     Since 1990, the Company has principally engaged in the design, development, manufacture and sale of the IONSCAN(R). To a lesser extent, the Company also manufactures specialty instruments and engages in contract research and development activities for industrial companies and various governmental agencies. Prior to 1990, the Company engaged primarily in airborne mineral exploration utilizing trace particle collection techniques and analysis, and funded research and development activities, consisting of contracts and grants received by the Company for research and development on behalf of third parties. In 1990, the Company decided to use the trace particle expertise gained in its airborne exploration business and research and development activities to pursue the more attractive detection instrument market. Accordingly, the Company ceased its airborne exploration business and began the development of the IONSCAN(R). For the year ended December 31, 1995 and the six months ended June 30, 1996, approximately 82% and 88%, respectively, of the Company's consolidated revenues were derived from the sale and servicing of IONSCAN(R)s and other speciality instruments.

     The Company sells IONSCAN(R)s in two primary markets, explosives detection and drug interdiction. The Company sold its first IONSCAN(R) in 1990 and had sold a total of approximately 300 units as of June 30, 1996. Historically, the Company sold a majority of its units for drug interdiction applications. However, during 1996 the Company's sales have been divided almost evenly between the explosives detection market and the drug interdiction market. Management expects that the explosives detection market will account for an increasingly significant portion of the Company's future growth.

     The Company sells IONSCAN(R)s for between $50,000 and $95,000 per unit, depending principally on the configuration of the unit and the purchaser's location. While substantially all of the Company's revenues are denominated in U.S. dollars, the Company operates in several foreign countries, including Canada, the United Kingdom and France, and in certain instances, the Company sells the IONSCAN(R) in other denominations, particularly British pounds and French francs. In addition, the Company conducts operations in Canada and, as a result, certain of the Company's costs are incurred in Canadian dollars. To date, the Company has not experienced significant losses as a result of foreign currency fluctuations. The Company currently does not hedge its foreign currency exposure.

     The Company manufactures to a sales forecast in order to have inventory available to meet anticipated demand promptly and, accordingly, does not have a significant backlog. Management's sales forecast is determined by an analysis of a number of factors, including, among other things, the customer's need, the availability of budgeted funds, the status of equipment demonstrations, the status of any required approvals and the complexity of the customer's procurement process. The Company also considers the effect of competition in obtaining an order. The Company has publicly announced its intention to double its production in the second half of 1996 in order to accommodate anticipated demand. There can be no assurance that the Company will receive orders for all of the units to be produced and, if such orders are not received, the Company's liquidity and results of operations could be materially and adversely affected. The Company believes that its existing manufacturing facilities, which the Company intends to supplement through the use of a portion of the proceeds from the Offering, will be sufficient for the anticipated growth in orders for the IONSCAN(R) in the foreseeable future.

     Through the period ended June 30, 1996, the Company reported two segments for financial statement purposes: (i) specialty instruments and (ii) funded research and development. Because of the rapid growth in sales of IONSCAN(R)s through June 1996, the funded research and development segment is no longer significant to the Company's consolidated revenues. Accordingly, effective June 30, 1996, the Company ceased reporting segment information.

     Approximately 72% and 82% of the Company's revenues for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively, were derived from non-United States sources. Approximately 30% of revenues in 1995 were derived from customers in Canada.

     The Company recognizes revenues from the sale of IONSCAN(R)s upon shipment. Accordingly, changes in delivery dates for relatively few IONSCAN(R)s from one quarter to another may have a significant impact on the Company's quarterly results.

     Prior to December 1995, the Company controlled Barringer Laboratories, Inc. ("Labco"), a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico, including environmental monitoring and geochemical analysis for the hydrocarbon and mineral exploration industries. In order to focus its resources on its core business and to increase working capital, in December 1995 the Company entered into a Stock Purchase Agreement with Labco (the "Stock Purchase Agreement") pursuant to which the Company sold back to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000. The purchase price consisted of the cancellation of all inter-company obligations and $300,000 in cash. A portion of the net cash proceeds from such sale were contributed to BRL pursuant to an agreement with the Bank. After giving effect to the sale, the Company continued to own 437,475 shares of Labco's common stock. However, under the terms of the Stock Purchase Agreement, Labco retained an additional 88,260 shares of Labco common stock owned by the Company (the "Retained Shares"). The Company is only entitled to the return of the Retained Shares if Labco meets certain pre-tax earnings goals for 1996. The Company also agreed to terminate all voting arrangements allowing it to vote shares of Labco common stock not owned by it and agreed for a period of 24 months not to enter into any such voting arrangements. Labco had the right until January 2, 1997 to purchase the Company's remaining ownership interest in Labco under certain circumstances. In addition, the Company agreed to certain restrictions on the transferability of its remaining Labco stock until January 2, 1997. As a result of the transactions contemplated by the Stock Purchase Agreement, the Company reclassified its financial statements, where appropriate, to reflect its remaining interest in Labco as a discontinued operation and commenced using the equity method of accounting. See Note 2 of the Notes to Consolidated Financial Statements.

     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which Labco agreed to waive its right of first refusal and to terminate the restrictions on the transfer of the Company's remaining Labco shares. The Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell such shares at a price of at least $1.6875 per share (the "Target Price") in a distribution in which it would not knowingly sell more than 75,000 shares to any one purchaser or group of related purchasers. Under the Termination Agreement, for such three-month period, the Company must sell its Labco shares as provided above if it receives an offer to acquire such shares at a price per share at least equal to the Target Price. The restrictions described above also apply to any shares of Labco common stock issuable to the Company upon the exercise of certain warrants held by the Company. Labco has registered the Company's Labco shares for resale pursuant to the Securities Act to facilitate such sales.

     In the Termination Agreement, the Company and Labco agreed to terminate all remaining inter-company arrangements. In addition, upon the disposition by the Company of at least 250,000 of its shares of Labco common stock, Stanley S. Binder and John J. Harte will resign their positions with Labco.

     The following table presents certain income statement items expressed as a percentage of total revenue for the fiscal years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1995 and 1996.

                          PERCENTAGE OF TOTAL REVENUE

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                      YEAR ENDED DECEMBER 31,         JUNE 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
STATEMENT OF OPERATIONS DATA:(1)
  Revenues from operations.........................  100.0%    100.0%    100.0%    100.0%    100.0%
  Cost of sales....................................   50.6      77.4      59.7      60.8      52.8
  Gross profit.....................................   49.4      22.6      40.3      39.2      47.2
  Selling, general and administrative expenses.....   40.1      60.8      51.9      41.8      32.7
  Unfunded research and development................    2.3       6.6       2.4       3.3       1.1
  Operating income (loss)..........................    7.0     (44.8)    (13.9)     (6.0)     13.3
  Other expense, net...............................   (1.3)     (1.6)     (4.6)     (5.5)     (2.1)
  Income tax benefit (provision)...................    2.0      (1.4)       --        --        --
  Income (loss) from continuing operations.........    7.6     (47.8)    (18.5)    (11.4)     11.3
  Income from operation held for sale..............      *       1.2       5.5       1.8        --
  Net Income (loss)................................    7.7     (46.5)    (13.0)     (9.7)     11.3
  Preferred stock dividends........................   (1.5)     (2.0)     (1.3)     (1.6)     (0.5)
  Net income (loss) attributable
     to common stockholders........................    6.2%    (48.5)%   (14.3)%   (11.3)%    10.8%

---------------
 *  less than 0.1%
(1) Columns may not foot due to rounding.

  Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

     Revenues from operations of the Company consist of (a) net sales of its IONSCAN(R) drug and explosives detection equipment, related accessories and consumable supplies, maintenance, training and billable repairs; (b) net sales of other instruments; and (c) revenues derived from funded research and development grants and contracts. Revenues from operations increased by $1,902,000, or 61.2%, in the six months ended June 30, 1996 compared to the same period in 1995. Net sales of the IONSCAN(R) and related products increased by approximately $1,676,000, or 77.1%, in the six months ended June 30, 1996 compared to the same period in 1995, due to an increase in the number of units sold of approximately 73%. The increase in IONSCAN(R) sales was due to increased sales of the Model 400 which was introduced in the first quarter of 1995 in various configurations designed to suit customers' needs. Management believes the increased sales resulted from an expanding market, coupled with the Model 400 having a lower selling price than the predecessor Model 350, and being smaller, lighter and containing more features. Net sales of other instruments increased by approximately $346,000, or 155%, in the six months ended June 30, 1996 compared to the same period in 1995, principally due to work performed on a heavy water analyzer contract, which was awarded to the Company in mid-1995 and completed in the first half of 1996. In addition, net sales benefited from the sale of several other instruments. The markets for heavy water analyzers and other instruments are limited, and therefore management cannot predict whether the Company will receive any future orders. Revenues derived from funded research and development decreased by approximately $145,000, or 21.2%, in the six months ended June 30, 1996 compared to the same period in 1995. The reduced revenues are attributable to reduced work performed under the Company's contract with the Emergencies Science Division, Environment Canada to design and build an airborne laser-fluorosensor system, a substantial portion of which was completed in 1995.

     Gross profit as a percentage of sales for the six months ended June 30, 1996 increased to 47.2% from 39.2% in the same period last year. The improvement was primarily attributable to higher margins on special orders and international sales, coupled with larger, more efficient production runs of the IONSCAN(R) and related products. The sale at higher than expected prices of several Model 350 units during the first six months of 1996, the carrying value of which had been reduced in 1995, also contributed to the improvement. Improved gross profits from funded research and development activities also contributed to the overall improvement.

     Selling, general and administrative expenses, consisting primarily of salaries and related fringe benefits, occupancy costs, professional fees and travel expenses, increased by approximately $341,000, or 26.2%, for the six months ended June 30, 1996 as compared to the same period in 1995. However, in the 1995 period the Company recognized an expense decrease of $152,000 attributable to a negotiated reduction in professional fees. But for such reduction, selling, general and administrative expenses in the 1996 period would have increased by $189,000. As a percentage of revenues, selling, general and administrative expenses decreased to 32.7% for the first six months of 1996 from 41.8% for the same period in 1995. The decrease as a percentage of revenues was primarily attributable to spreading costs over increased revenues. Selling expenses increased by $256,000, or 34.3%, for the six-month period ended June 30, 1996 compared to the same period in 1995. Most of the increase was attributable to expenses associated with the Company's French and United Kingdom offices being open for a six-month period in 1996 at full staffing levels. The balance of the increase was attributable to increased levels of sales activity in Canada and the United States and marketing expenses associated with the DrugAlert(TM) product (a drug testing kit designed for use by individuals), which marketing expenses were substantially eliminated as of July 1, 1996.

     In the first six months of 1996, unfunded research and development expenses consisting primarily of salaries and related benefits and occupancy costs for product and application development applied to IONSCAN(R) technology decreased by approximately $47,000, or 45.2%, compared to the first six months of 1995. The level of unfunded research and development engaged in by the Company at any time is primarily a function of the resources, both financial and personnel, that are available at the time.

     Interest expense increased by approximately $8,000 in the six months ended June 30, 1996, or 6.6%, over the same period in 1995. The increase is the result of higher levels of borrowing, at higher interest rates.

     Equity in earnings of Labco represents the Company's share of the earnings and losses of Labco, in which the Company has a 26% ownership interest. Prior to December 31, 1995, the Company had a controlling interest in Labco, but since the first quarter of 1995, the Company has presented Labco as an operation held for sale. Fluctuations in earnings and losses are dependent upon the performance of Labco. The Company's share of Labco's net income for the six months ended June 30, 1996 was $20,000, as compared to $55,000 for the same period in 1995 (where it is shown under the caption "Income from operation held for sale").

     Other income, net of expense, was $7,000 for the six months ended June 30, 1996 as compared to other expense, net of income, of $48,000 for the same period last year. The increase was primarily due to gains of approximately $42,000 recognized during the first six months of 1996 on trading securities held for pension funding purposes.

  1995 Compared to 1994

     Sales of all instruments increased by $34,000, or 0.01%, in 1995 as compared to 1994. Sales of IONSCAN(R) instruments and related products decreased by approximately $200,000, or 3.9%. The decrease was due, in part, to the lower selling price of the new Model 400 IONSCAN(R), which was introduced in the first quarter of 1995. This reduction in selling price, coupled with other improvements of the new model, resulted in approximately 60% more unit sales. Sales of instruments other than IONSCAN(R) products increased in 1995 by approximately $100,000, or 23%, principally due to the award in 1995 of the contract to build four heavy water analyzers for use at a nuclear facility in Asia, which was completed in mid-1996. The introduction of the Model 400 resulted in reduced sales of the Model 350. As a result, the Company reduced the carrying value of the Model 350s remaining in inventory.

     Revenues of the research and development business increased by approximately $754,000, or 253.0%, in 1995 as compared to 1994. The improved sales are attributable to work performed in 1995 under the

Company's contract with the Emergencies Science Division, Environment Canada to design and build an airborne laser-fluorosensor system.

     The Company introduced and made a limited distribution of DrugAlert(TM) in 1995. Sales of such product were not significant.

     Gross profit as a percentage of sales for the year ended December 31, 1995 increased to 40.3% from 22.6% in 1994. The gross profit as a percentage of sales for the research and development business improved to a negative 14.2% in 1995 from a negative 44.6% in 1994. The improvement was due to higher volume which absorbed a greater portion of the fixed overhead. The gross profit as a percentage of sales for the instruments business increased to 53.1% in 1995 from 26.4% in 1994. The 1995 gross profit was impacted by the write down of the carrying value of the Model 350 inventory which aggregated approximately $450,000, approximately $160,000 of which related to excess spare parts inventory and the balance to finished goods. In 1994, the Company took an $800,000 charge against its Model 350 inventory. The consumer products business had negative gross profit in 1995 due primarily to the expensing of tooling, software and other development costs.

     Selling, general and administrative expenses in 1995 decreased by approximately $47,000, or 1.4%, over 1994. As a percentage of revenues, selling, general and administrative expenses decreased to 51.9% for 1995 from 60.8% in 1994. The decrease as a percentage of revenues was primarily attributable to such costs being spread over a higher revenue base. Selling expenses increased by $759,000, or 48.3%, in 1995. The increase was primarily attributable to the expenses associated with the Company's Paris, France and London, England offices being open for a full year and marketing expenses associated with the DrugAlert(TM) product. General and administrative expenses decreased by approximately $806,000 in 1995, or 45.3%, over 1994. This reduction was attributable primarily to the recovery of $147,000 relating to the 1993 conversion of the Canadian pension plan from a defined benefit plan to a money purchase plan, a reduction in accounts payable of $226,000 relating to a settlement of professional fees and the effect of staff and expense reductions implemented in late 1994.

     Unfunded research and development in 1995 decreased by approximately $211,000, or 58.3%, over 1994. The 1994 level was attributable to the completion of the development of the Company's new Model 400.

     Interest expense increased by approximately $38,000 in 1995, or 18.8%, over 1994 levels. The increase is the result of higher levels of borrowing, at higher interest rates.

     Other expense, net of income, in 1995, was approximately $52,000 as compared to other income, net of expense, in 1994 of approximately $113,000. The difference of $165,000 was attributable primarily to the changes in exchange rates which generated a gain of $135,000 in 1994 compared to a loss of $79,000 in 1995.

  1994 Compared to 1993

     Sales of all instruments for 1994 decreased by $1,545,000, or 22.8%, over 1993. The decrease was attributable to several factors. Management believes that the pending introduction of the Company's new Model 400 IONSCAN(R) caused a deferral of purchases until the Model 400 was available. Because of the announcement of the Model 400, the Company anticipated that its remaining Model 350s would be sold at lower prices over a longer period of time than previously expected. Accordingly, it offered reduced prices to certain customers as inducements to secure more timely purchase commitments and reduced prices on outstanding quotations in order to expedite buying decisions.

     Revenues of the research and development business decreased by $711,000, or 70.5%, in 1994 compared to 1993, partially as a result of a decrease in government sponsored research due to budgetary constraints. In addition, the Company had several proposals outstanding involving potential new applications of its IONSCAN technology with U.S., Canadian and European governmental agencies, which resulted in 1995 revenues for the research and development business being significantly improved from 1994. See "1995 Compared to 1994."

     Gross profit for the instrument and research and development businesses as a percentage of sales for the year ended December 31, 1994 decreased from 49.4% in 1993 to 22.6% in 1994. The gross profit as a percentage of sales on the research and development business decreased from 6.5% in 1993 to a negative 44.6% in 1994 and the gross profit as a percentage of sales on the instruments business decreased from 55.8% in 1993 to 26.4% in 1994. As a result of the decline in the value of its inventory of Model 350s in 1994, which resulted from the introduction of the Model 400, the Company provided for approximately $800,000 in inventory and other charges against the remaining inventory of Model 350s. This charge reduced 1994 gross profit percentage of the instruments business by approximately 15.3% from 1993. The remaining decrease in gross profit percentage was due primarily to volume variances as a result of cutbacks in planned Model 350 production to meet the anticipated reduction in sales levels.

     Selling, general and administrative expenses in 1994 increased by $235,000, or 7.5%, over 1993. As a percentage of revenues, selling, general and administrative expenses increased to 60.8% in 1994 from 40.1% in 1993. The increase was primarily attributable to such costs being spread over a lower revenue base. Selling expenses decreased by $274,000 in 1994, or 14.9%, over 1993, as a result of reduced commissions resulting from reduced unit sales during 1994, offset in part by the expenses incurred in connection with the opening of the Company's Paris office. General and administrative expenses increased by $509,000, or 40%, primarily as a result of the impact of the Canadian pension expense of approximately $100,000 in 1994 against a pension credit of $206,000 in 1993, which was the result of converting from a defined benefit plan to a money purchase plan similar to the 401(k) savings plans available to the Company's U.S. employees. Also, payroll costs increased during the first three quarters of 1994 in anticipation of increased volume which did not materialize. Subsequently, significant staff reductions were implemented. In addition, a reserve against accounts receivable of approximately $110,000 was established.

     Unfunded research and development in 1994, applied to IONSCAN(R) technology, doubled to $362,000 from 1993 levels. The increase was primarily attributable to the development of the Company's new Model 400 instrument.

     Interest expense increased by $38,000, or 23.2%, in 1994, as a result of higher average borrowings and rising interest rates.

     Other income, net of expense in 1994 was approximately $113,000 as compared to other income, net of expense, in 1993 of approximately $63,000. The difference is attributable, in part, to foreign exchange gains realized during 1994. Sales of IONSCAN(R) units are quoted in U.S. dollars, while production costs are incurred in Canadian dollars.

     In 1994, the Company had a net reduction in its Canadian deferred tax assets of $75,000. In 1993, the Company had a net tax benefit of $153,000, composed of prior years' assessments by Revenue Canada of $147,000 and a net recognition of $300,000 in Canadian deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     The Company sustained net losses of $2,565,000 and $827,000 for the years ended December 31, 1994 and 1995, respectively, and had an accumulated deficit of $16,003,000 at June 30, 1996. Although the Company generated net income of $564,000 for the six months ended June 30, 1996, the Company did not generate net cash flow from operations during such period as a result of the Company's need for working capital to support higher levels of accounts receivable and inventory. The Company's history of losses and its failure to generate positive operating cash flow have resulted in significant cash shortages from time to time. See "Risk Factors -- History of Losses" and "-- Cash Constraints." The Company's cash constraints were exacerbated during 1995 in connection with the introduction of the Company's Model 400 IONSCAN(R), as customers chose to wait for Model 400s to become available rather than purchase existing Model 350s.

     The Company has used the net proceeds of private sales of securities to fund a portion of its cash flow needs. During 1995, the Company generated net proceeds of $888,000 from such sales. In July 1996, the Company issued the Debentures, resulting in net proceeds to the Company of approximately $1,000,000. The Company used $300,000 of the net proceeds from the sale of the Debentures to repay the Old Debentures which matured on July 15, 1996. The remaining net proceeds were added to working capital. The Company intends to use a portion of the net proceeds of the Offering to repay the Debentures, if required, and to support its working capital needs. See "Use of Proceeds." The Company believes that the net proceeds of the Offering will be sufficient to fund its working capital requirements for at least the next twelve months.

     In 1995, the Company also financed its working capital requirements in part through the sale of a portion of its investment in Labco. See "Overview."

     The Company funds a portion of BRL's operations through the Facility and the ODC Loan, which are used to support Canadian export production, sales and related receivables financing. At June 30, 1996, BRL's outstanding borrowings under these facilities were $1,231,000, and $250,000 remained available for future borrowings thereunder, to the extent qualifying collateral is available to support such additional borrowings. From time to time BRL's borrowings under the Facility have exceeded the limits set forth therein. In addition, from time to time BRL has not been in compliance with one or more of the financial covenants contained therein. See "Risk Factors -- Noncompliance Under Credit Facility" and Note 5 to Consolidated Financial Statements. The Company intends to repay the Facility and the ODC Loan out of the net proceeds of the Offering. Upon completion of the Offering, the Company intends to seek a new working capital facility to support its operations, although no assurance can be given that the Company will obtain a facility or as to the terms thereof. See "Use of Proceeds."

     The Company's capital expenditures relating to its continuing operations were $120,000, $490,000 and $358,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $47,000 for the six months ended June 30, 1996. Such expenditures related primarily to the support of the production of the IONSCAN(R). During 1995, a portion of such expenditures related to the opening of the Company's foreign sales offices. Approximately $75,000 of the 1995 expenditures were for development of the DrugAlert product, further development of which has been suspended. The Company anticipates that total capital expenditures will be approximately $100,000 for the year ended December 31, 1996, substantially all of which will be used to support production of the IONSCAN(R). The Company intends to use approximately $300,000 of the net proceeds of the Offering for expansion of the Company's manufacturing and assembling capabilities. See "Use of Proceeds."

     The Company has substantial tax loss and research and development tax credit carryforwards to offset future tax liabilities both in Canada and the United States. However, it is anticipated that the Company will have utilized substantially all of its Canadian Provincial tax loss and research and development tax credit carryforwards and, commencing in the third quarter of 1996, may incur Canadian Provincial tax liabilities.

INFLATION

     Inflation was not a material factor in either the sales or the operating expenses of the Company during the periods presented herein.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

     Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which are not required to be adopted at this date, include Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which are effective for fiscal years beginning after December 15, 1995. The Company's accounting policy with respect to Long-Lived Assets is in conformity with SFAS 121 and the Company does not presently intend to adopt the fair value based method for accounting for stock compensation plans pursuant to SFAS 123.

                                    BUSINESS

OVERVIEW

     The Company is principally engaged in the design, development, manufacture and sale of analytical instruments used for the high sensitivity detection of trace amounts of plastic and other explosives and illegal narcotics. The Company's principal product, the IONSCAN(R), is a portable, desk-top instrument that utilizes a proprietary implementation of ion mobility spectrometry ("IMS") technology to determine the presence or absence of targeted compounds in a sample. The IONSCAN(R) can detect targeted substances in amounts smaller than one-billionth of a gram in approximately six seconds. See "IONSCAN(R) Technology."

     The Company's customers are primarily governmental, security and law enforcement agencies throughout the world, including the Federal Bureau of Investigation (the "FBI"), the Drug Enforcement Agency (the "DEA"), the General Services Administration (the "GSA"), the United States, French, and Canadian customs services and various airports worldwide. Because of its high sensitivity, the IONSCAN(R) is used both in lieu of and in conjunction with other detection technologies, such as X-ray, computer aided tomography ("CATSCAN"), quadropole resonance and nuclear magnetic resonance imaging. As of June 30, 1996, the Company had sold over 300 IONSCAN(R)s, and the Company believes that, in terms of units sold, it is the world's leading supplier of trace particle detection instruments.

     IONSCAN(R)s have been sold for explosives detection applications primarily outside the United States and for drug interdiction and detection deployment both within the United States and elsewhere. For example, the IONSCAN(R) is used in foreign airports, on trains and at the Eurotunnel to check for explosives and by the United States Coast Guard to check ships and cargo in U.S. territorial waters for illegal narcotics.

     The Company believes that the security-related market for the IONSCAN(R) is growing as a result of governmental actions, particularly in the United States, which reflect heightened public safety concerns in the wake of an increasing number of terrorist acts. Recently, Congress appropriated $144,000,000 for the purchase of enhanced explosives detection equipment for use at certain airports in the United States, and the Company believes that a portion of such appropriation will be utilized for the acquisition of trace particle detection equipment. Governmental agencies in the United States, including the GSA and the FAA have accelerated their evaluation or use of enhanced methods to increase security measures currently employed in United States airports, other transportation centers and in public buildings. However, no assurance can be given as to the growth of the security-related market for the IONSCAN(R).

     The Company also believes that the market for the IONSCAN(R) for use in drug applications will increase as a result of recently reported increases in domestic drug usage, particularly among teenagers. Various governmental agencies, including the DEA, have purchased IONSCAN(R)s for use in their efforts to diminish drug trafficking. Prisons and private entities, including public utilities and drug rehabilitation clinics, also have purchased IONSCAN(R)s to detect the presence of drugs. No assurance can be given as to the growth of the drug interdiction and detection market for the IONSCAN(R).

     The Company believes that new markets for the IONSCAN(R) can be developed in other areas, such as security screening of individuals and process control and quality assurance in certain industrial applications. In addition, when coupled with certain other existing technologies, such as gas chromatography, the IONSCAN(R) can be adapted to other uses, including environmental, biological and chemical testing. Further, the Company intends to expand the potential uses of the IONSCAN(R) technology by developing a hand held detector.

     In addition to the IONSCAN(R), the Company manufactures specialty instruments and engages in contract research and development activities for industrial companies and various governmental agencies. For the year ended December 31, 1995 and the six months ended June 30, 1996, approximately 25% and 23%, respectively, of the Company's consolidated revenues were derived from these other activities.

     The Company was incorporated under the laws of the State of Delaware on September 7, 1967. The Company's principal executive offices are located at 219 South Street, New Providence, New Jersey 07974, and its telephone number is
(908) 665-8200.

MARKET OVERVIEW

  Explosives Detection

     Since the 1970s, metal detection equipment and visual inspection have been employed throughout the world to detect the presence of weapons. Passengers boarding airplanes pass through metal detectors while carry-on baggage is scanned by security personnel utilizing X-ray equipment or is searched by hand. Similar security measures are used in a variety of public buildings, including courts, where security concerns are particularly high.

     The persistent occurrence of terrorist bombings has demonstrated that currently deployed security measures are inadequate, particularly for the detection of explosives. While existing screening installations are effective to detect metallic weapons and other metal objects, they are not always effective for detecting explosives. In addition, advanced detection equipment has not been uniformly deployed because of concerns relating to its efficacy, cost and reliability.

     In the aviation security market the need for deployment of more sophisticated explosives detection systems has been recognized for some time. In 1985, the FAA announced its intention to take certain actions to encourage the development of new technologies and to increase the use of enhanced detection equipment.

     In the aftermath of the bombing of Pan Am flight 103 over Scotland in 1988, the Aviation Security Improvement Act of 1990 (the "Safety Act") was enacted. The Safety Act directed the FAA to establish a research and development program related to the development and implementation of explosives detection technology and procedures to counteract terrorism against civilian aircraft. The Safety Act directed the FAA to develop certification protocols for explosives detection equipment and authorized the FAA Administrator to require the use of certified equipment commencing thirty-six months after enactment.

     In response to the requirements of the Safety Act, the FAA began funding research and development of enhanced explosives detection technology. During the past five years, the FAA has spent approximately $150,000,000 on such activities. In addition, the FAA adopted a certification protocol regarding the use of imaging detection systems for use on checked baggage. The imaging protocol focuses on (i) the explosive substances to be detected, (ii) the probability of detection, by explosive, (iii) the quantity of explosive that must be detected, and (iv) the number of bags processed per hour. In addition the protocol specifies a maximum acceptable false alarm rate by explosive. To date, only one imaging system has met the requirements of the protocol. The FAA has not mandated the deployment of such certified imaging equipment, in part, because of its cost (approximately $2 million per screening station). Concern also has been raised about its selectivity because its false alarm rate in airport testing has been much higher than the protocol results had indicated.

     A number of recent events, including the destruction of TWA flight 800 over Long Island and the bombing at the 1996 Olympics in Atlanta, have refocused attention on the need to deploy enhanced explosives detection equipment. In response to the crash of TWA flight 800, the FAA issued a classified security directive to all airlines subject to FAA regulation. Although the directive is not publicly available, the Company believes that the directive mandated enhanced security checks for all baggage checked-in through certain airports using one of three techniques: manual searching, deployment of certified imaging equipment and use of trace particle detection equipment. The Company believes that airlines are using manual searching techniques to comply with the FAA directive and have not deployed enhanced explosives detection equipment primarily because of the cost of such equipment which, under existing FAA regulations, must be borne by the airlines.

     On international flights, the FAA has mandated that airlines subject to FAA regulation comply with the International Civil Aviation Organization's International Standards and Recommended Practices Safeguarding International Civil Aviation Against Acts of Unlawful Interference ("Annex 17"). Annex 17 contains generalized recommendations regarding bag matching, the screening of checked bags and the taking of "appropriate actions" to determine if carry-on baggage contains explosives. For all international flights, the FAA requires airlines to use bag matching, to X-ray all carry-on and checked baggage and to confirm that electronic devices such as cellular telephones, tape recorders and laptop computers are operational. For certain international flights, the FAA has mandated more stringent security measures. The Company believes that the FAA directive augments these procedures in certain respects.

     Annex 17 is implemented in a variety of ways outside the United States. In the United Kingdom, for instance, certain airports have implemented a tiered approach to baggage screening that utilizes trace particle detection equipment to resolve potential security concerns. See "Explosives Applications." Certain member countries have adopted different security protocols relying on manual searching or other techniques and many have taken no actions to implement Annex 17.

     As a result of the crash of TWA flight 800, the Gore Commission was formed to examine the security measures currently in place in United States airports and to make recommendations to the President with respect thereto. The Gore Commission's initial report made a number of general recommendations regarding the enhancement of airport security. These recommendations included, among other things, that the government bear the initial cost of enhanced security equipment, through ticket surcharges or other methods, that approximately $160,000,000 be appropriated initially for the purchase of enhanced explosives detection equipment at major airports, that approximately $50,000,000 be spent in fiscal 1997 on research and development activities and that cooperation and sharing of information among agencies be increased.

     Partially in response to the Gore Commission's initial report, the administration asked Congress to appropriate $1.1 billion to fund anti-terrorism activities. In October 1996, Congress appropriated all the funds recommended by the administration for fiscal 1997, including $144,000,000 for the purchase of enhanced explosives detection equipment. A published report indicates that the administration plans to use a portion of that appropriation to purchase 489 trace detection instruments in fiscal 1997. The Company believes that these instruments will be used to augment screening of carry-on baggage and to resolve false alarms reported by imaging equipment. Published reports estimate the total cost of implementing enhanced explosives detection equipment at the 75 busiest domestic airports will be upwards of $6 billion and will take ten years to complete.

     The Company believes that the aviation security market for the IONSCAN(R) will expand significantly as a result of the actions of Congress and the Gore Commission. While a substantial amount of the initial $144,000,000 appropriated for the purchase of enhanced explosives detection equipment in fiscal 1997 will be used to purchase equipment utilizing other technologies, such as CATSCAN, enhanced X-ray, quadropole resonance and other imaging techniques, the Company believes that, as indicated above, a significant number of trace particle detection instruments, including IONSCAN(R)s, will be purchased. In addition, the appropriation approved by Congress covers only a limited number of United States airports. The Company believes that additional appropriations will be required to deploy enhanced explosives detection equipment at all major airports in the United States. However, there can be no assurance that funding for the purchase of such equipment will be continued in subsequent fiscal years or as to the level thereof. In addition, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased or that the IONSCAN(R) will meet any certification or other requirements that may be adopted in connection therewith.

     Other explosives detection markets for the IONSCAN(R) have been similarly affected by increased terrorist activity. For instance, as a result of the World Trade Center bombing in 1990 and the 1995 bombing in Oklahoma City, the Company has sold IONSCAN(R)s to customers, including the World Trade Center and the GSA, for facilities protection applications.

  Drug Interdiction

     The Company believes that concerns regarding the increasing usage of narcotics will result in substantial growth in the market for IONSCAN(R)s used in drug detection and interdiction efforts. According to the Office of National Drug Control Policy, use of certain illegal narcotics significantly increased during the past five years. Recent surveys have also indicated that the use of illegal narcotics by teenagers has reached a record level. X-ray scanning, random searches and the use of canines have not resulted in sufficient progress in programs to suppress illegal drug trafficking. Accordingly, customs and law enforcement agencies, particularly in the United States, have increasingly turned to more sophisticated detection equipment, including the IONSCAN(R), to assist in their interdiction and detection efforts. The United States Coast Guard and customs services throughout the world have purchased IONSCAN(R)s for use in their drug interdiction efforts. Prisons throughout the United States and around the world also are increasingly using sophisticated equipment, such as the IONSCAN(R), to reduce drug use. Various prisons in the United States, as well as in Canada and

Mexico, have purchased IONSCAN(R)s to test visitors, packages, cell blocks and vehicles for illegal narcotics. The Company believes that the successful integration of the IONSCAN(R) in drug interdiction and detection activities by the United States Coast Guard, as well as by the various customs services and correctional facilities described above, will result in additional purchases of the IONSCAN(R) for drug interdiction purposes, although no assurance can be given in such regard.

     As a result of increased drug usage and a heightened public awareness regarding criminal activity generally, governmental agencies have increased their spending on drug interdiction efforts. In addition, in connection with the implementation of United States foreign policy, grants have been provided to foreign countries, particularly in Latin America, for use in drug interdiction efforts. The Company believes that as a result of the increased governmental focus on drug prevention and the increased budgetary allocations for drug intervention programs, the drug detection market for the IONSCAN(R) will continue to grow, although no assurance can be given as to the growth of the drug interdiction and detection market for the IONSCAN(R).

STRATEGY

     The Company's objective is to strengthen its position as the leading supplier of trace particle detection equipment by (i) further penetrating existing markets for the IONSCAN(R) through aggressive pursuit of additional sales from new and existing customers, (ii) expanding the uses of the IONSCAN(R), particularly for security screening of individuals and for process control and quality assurance in certain industrial applications, and (iii) extending the capabilities and the potential uses of the IONSCAN(R) for environmental, biological and chemical testing by, among other things, combining the IMS technology used by the IONSCAN(R) with other existing technologies, such as gas chromatography, and by developing a hand-held detector utilizing the IONSCAN(R) technology. The following are the key elements of the Company's strategy to achieve these objectives:

  Increased Penetration of Existing Markets

     The Company's primary strategic objective is to enhance its sales and marketing capabilities to take advantage of existing and emerging selling opportunities. The Company believes that the acceptance of the IONSCAN(R) by customers worldwide and its performance in the field both for explosives detection and drug detection place the Company in a favorable position to take advantage of the expected growth in its markets.

  Development of New Applications

     The Company is developing new applications for its IONSCAN(R) technology. For instance, under a research grant from the FAA, the Company recently began development of an individual passenger screening system for the aviation security market. The Company believes that the IONSCAN(R) is uniquely suited for this application due to its quick analysis time and high level of throughput in terms of items checked per hour.

     In addition, in the chemical manufacturing and processing industries, instrumentation is used to ensure that specified chemicals are present and in the correct proportions and to ensure the absence of other chemicals at various stages of the process. The Company believes that the IONSCAN(R) is readily adaptable for use in these applications.

  Product Extension

     The Company believes that the IONSCAN(R) can be combined with other readily available technologies, particularly gas chromatography, to enable the IONSCAN(R) to detect compounds contained in more difficult sampling media, such as soil. The Company believes that a modified IONSCAN(R) would be able to break down a complex matrix of chemicals to separate out the background material and permit testing for the targeted substance on site, instead of requiring shipment of a sample to an offsite laboratory for analysis. As a result, the modified IONSCAN(R) could be utilized to field test for the presence of microscopic organisms and other environmentally sensitive materials. In addition, the Company intends to use a portion of the net proceeds of the Offering to fund the development of a handheld detector utilizing the same technology as the IONSCAN(R). Such an instrument could be used, for instance, by law enforcement officers to test for the presence of illegal narcotics during an investigation.

IONSCAN(R) TECHNOLOGY

     The IONSCAN(R) is a portable, desktop instrument that utilizes a proprietary implementation of ion mobility spectrometry to analyze samples for the presence of targeted chemical compounds in amounts smaller than one-billionth of a gram. An operator collects samples, either by utilizing a hand-held suction device that contains a special filter cartridge which collects the sampled matter or by swiping a cloth or glove across the surface to be tested and then transferring the sampled matter to the cartridge. After the sample has been collected, the filter cartridge is placed onto a slide tray on the front of the IONSCAN(R) and inserted into a heating chamber. The sample is then rapidly heated causing the sample to vaporize. The molecules contained in the vapors from the sample are charged electrically converting them into ions which are collected and then propelled through a testing chamber containing a controlled mixture of calibrant gases. The speed at which each ion travels through the testing chamber will vary depending upon its molecular structure. The IONSCAN(R) measures the time of flight of the ions through the testing chamber and, utilizing proprietary software containing Company-developed detection algorithms, determines whether the targeted chemicals are present and reports the results to the user. If traces of any of the targeted chemical compounds are present, the IONSCAN(R)'s alarm will ring, a red light on the IONSCAN(R) will flash and the screen will display a list of the targeted substances which were detected. If no traces of the targeted substances are detected, the IONSCAN(R) will display a green light. The IONSCAN(R) analyzes a sample in approximately six seconds. Because the IONSCAN(R)'s analysis takes place under high temperature, there is virtually no residue from the sample and, under normal operating conditions, additional sampling can take place almost immediately with no need to clean out the testing chamber. The following diagram illustrates the operation of the IONSCAN(R).

             [Schematic showing the operation of the IONSCAN(R)]

     The Company assembles IONSCAN(R)s from components supplied to it by various suppliers and parts manufactured internally. Once the IONSCAN(R) is assembled, the IONSCAN(R) is "burned in" for up to 400 hours using certain chemicals to calibrate and tune the unit and to assure its proper functioning. After successful completion of this procedure, the IONSCAN(R) is ready for shipment to a customer.

     The Company also has developed the IONSCAN(R) Manager software for use in conjunction with the IONSCAN(R). The IONSCAN(R) Manager provides the user with enhanced graphic read-outs of test results enabling the user to view the data in more detail. Utilizing this software, a user can view multiple test results at the same time, switch back and forth between test results and highlight particular areas of interest to obtain greater detail. This software also can be used to print out or save data and to transfer test results onto a computer disk for storage, transportation or other uses, such as manipulation in chemical studies.

     In addition, the Company has developed the Barringer Link software, which allows a remote user to have access to the IONSCAN(R). Typically, this software is used by the customer to select different testing algorithms for the IONSCAN(R) or to trouble shoot problems with the unit. A customer has the capability to test for a different set of chemical compounds by remotely downloading the necessary algorithms onto its IONSCAN(R). For instance, if a United States Coast Guard vessel on patrol needs the capability to test a suspect vessel for a particular type of illegal narcotics, the Coast Guard can download the required information to its unit. In addition, the Barringer Link allows the Company or the customer to run certain diagnostic programs to determine problems which may have occurred within a particular unit and to correct certain software problems.

EXPLOSIVES APPLICATIONS

  Aviation Security

     IONSCAN(R)s are currently used in explosives detection applications in the aviation security market primarily outside the United States. In most cases, the IONSCAN(R) is used to resolve concerns regarding checked or carry-on baggage that may contain explosives. For instance, certain foreign airports have implemented a three-tiered security procedure for checked baggage. All checked bags are screened by an X-ray machine to identify those bags that may contain explosive materials. Bags identified through that process are then subjected to a second level of testing, generally using a more sensitive imaging system, such as enhanced X-ray or CATSCAN. Bags that are not cleared at this second level are either manually searched or tested using trace particle detection instruments such as the IONSCAN(R). A number of IONSCAN(R)s have been purchased for this purpose.

     IONSCAN(R)s also are used to augment screening of carry-on baggage. The carry-on bags of individuals meeting certain passenger profiles are searched manually (including using bomb sniffing canines), screened by imaging equipment or scanned using trace particle detection equipment, such as the IONSCAN(R). Although the IONSCAN(R) was approved in 1992 by the FAA for screening electronic items, there has been only limited use of it for such purpose.

     Although most airports use manual searching to resolve concerns about checked baggage and to provide enhanced security of certain carry-on baggage, the Company believes that as a result of recent governmental initiatives, governmental regulators will require deployment of more sophisticated equipment, such as the IONSCAN(R). Currently, IONSCAN(R)s are used in 15 airports throughout the world in explosives detection applications.

  Other Transportation Security

     IONSCAN(R)s also are employed in explosives detection applications in other segments of the transportation industry. In Europe, IONSCAN(R)s are in use at the Eurotunnel, which connects England and France, to scan vehicles and freight for explosive materials. In addition, IONSCAN(R)s are used by British Rail and train systems operating in the Eurotunnel to test for explosive materials. The Company believes that this market will experience substantial growth as governmental authorities increasingly recognize that terrorist acts, such as the poison gas incidents in Tokyo in 1995, may involve other forms of public transportation, such as railroads and subways. However, there can be no assurance as to the ultimate size of this market or as to the technologies that will be used to implement any increased security measures.

  Building Security and Forensics

     IONSCAN(R)s are deployed at numerous facilities around the world, such as large electric utilities and landmark buildings, that are perceived as potentially likely targets for terrorist attacks. For instance, IONSCAN(R)s currently are in use at the World Trade Center in New York as a result of the bombing there in 1993. In addition, the Company recently sold several IONSCAN(R)s to the GSA, which is responsible for the maintenance and security of U.S. government buildings. In the wake of incidents such as the 1995 Oklahoma City bombing and the bombing in Atlanta during the 1996 Summer Olympics, the Company believes that this market will experience significant growth as the need for physical security measures at public facilities increases, although there can be no assurance as to the growth of this market for the IONSCAN(R). The Company believes that the IONSCAN(R) is particularly well suited for this application because of its fast scanning time, its high throughput and its low cost compared to other available detection technologies.

     Customers, such as the FBI, the New York City Police Department, and military forces in Europe and the Middle East use the IONSCAN(R) for forensic purposes to test debris for traces of explosives and other chemicals following the occurrence of a bombing or explosion. For example, IONSCAN(R)s were used to test debris from the crash of TWA flight 800 and at the site of the 1995 Oklahoma City bombing.

DRUG APPLICATIONS

  Drug Interdiction

     As a result of the increased usage of illegal narcotics, governmental agencies in the United States and around the world are refining their drug interdiction techniques. Metal detectors, X-ray equipment, random manual searching and the use of canines have not resulted in sufficient progress in programs to suppress illegal drug trafficking, and governmental agencies have been increasingly utilizing more sophisticated detection equipment, including the IONSCAN(R), to supplement their drug interdiction efforts. Currently, law enforcement agencies around the world, including the FBI, the DEA, customs officials in the United States and eight other countries, the U.S. and Japanese Coast Guards, police departments in 10 states and five foreign countries and a number of federal and foreign prisons use the IONSCAN(R) for this purpose. IONSCAN(R)s also are in use in drug interdiction efforts in 16 airports throughout the world.

     The Company expects that this market will continue to grow as a result of continuing drug trafficking, increased governmental attention in this area and increased budgets for anti-drug activities. The Company believes that it will be well-positioned to take advantage of the expected growth in this market because of its large installed base, the breadth of its customers and the field performance of the IONSCAN(R) to date, although no assurance can be given as to the growth of the drug interdiction market for the IONSCAN(R).

  Drug Detection

     The increased usage of illegal narcotics also is driving sales of IONSCAN(R)s to other entities for drug detection applications. For instance, several large public utilities have purchased IONSCAN(R)s to test their facilities, vehicles and employees for the presence of illegal narcotics. In addition, various prisons in the United States, as well as in Canada and Mexico, have purchased IONSCAN(R)s to test visitors and packages entering prisons, cell blocks and vehicles for illegal narcotics. Drug rehabilitation centers also have purchased IONSCAN(R)s to supplement their testing procedures for patients. The Company believes that this market segment will experience additional growth as other large utilities, prisons and drug rehabilitation centers seek to supplement their current drug detection efforts, although no assurance can be given as to the growth of the drug detection market for the IONSCAN(R).

SALES AND MARKETING

     The Company sells its products through a direct sales and support force of 18 persons located at its headquarters in New Jersey and at its offices in Toronto, London and Paris. In addition, the Company has a network of independent sales representatives located throughout Europe, the Middle East, Africa, Asia, South America and Australia. See "Facilities." The Company also has entered into sales representative agreements with Mitsubishi Heavy Industries for distribution of the IONSCAN(R) in Japan. The Company's sales and marketing efforts typically involve extensive customer visits, demonstrations and field testing. Sales prospects generally are targeted by the Company or its independent sales representatives, although the Company also responds to requests for proposals.

     Typically, the Company sells its IONSCAN(R) instruments for prices between $50,000 and $95,000 per unit, depending principally on the configuration of the unit and the purchaser's location. Once a sale is consummated, the Company provides training at a customer's location to teach operators how to use the IONSCAN(R), including proper sampling techniques. The Company generally provides a one-year parts and labor warranty on its IONSCAN(R) instruments, although from time to time the Company has entered into service contracts which include extended warranties. To date, the Company's warranty claims experience has not been significant.

     The Company does not actively market its other specialty instruments or its contract research and development services. However, from time to time the Company responds to appropriate requests for proposals for non-IONSCAN(R) instruments and such services. Although sales of such instruments and such services have been material to the Company's historic results from time to time, as a result of the expected increase in sales of the IONSCAN(R), the Company does not expect that such sales will materially affect its results of operations in future periods.

     During 1995, no customer accounted for more than 10% of the consolidated revenues of the Company. During 1994, one customer accounted for 10.8% of the consolidated revenues of the Company.

BACKLOG

     Although the Company's sales cycle is relatively long due to governmental budgetary and procurement policies, once orders are placed customers typically seek immediate delivery. Accordingly, for competitive purposes, the Company follows the practice of manufacturing to a sales forecast. As a result, the Company does not have a material backlog of orders for its instruments. The Company anticipates that all of its instrument backlog at June 30, 1996 will be shipped prior to December 31, 1996. Because the Company's funded research and development activities are undertaken pursuant to contracts which typically run for one or more fiscal periods, from time to time the Company has a backlog relating to research and development activities to be performed in future periods. Such backlog was not material at June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANUFACTURING AND ASSEMBLY

     The Company manufactures and assembles IONSCAN(R)s at its facility in Toronto, Canada, and has recently expanded its capabilities to manufacture and assemble IONSCAN(R)s at its facility in New Providence, New Jersey. The Company intends to use a portion of the net proceeds from the Offering to augment its existing manufacturing and assembling capabilities. See "Use of Proceeds."

     Although many of the basic components of the IONSCAN(R), such as chipboards, resistors, capacitors, liquid crystal displays and other similar components, are readily available from a number of sources, the Company typically purchases such components from single suppliers. A limited number of components and sub-assemblies are manufactured for the Company, pursuant to the Company's proprietary specifications, but the Company does not believe it is dependent on any single source for these items. To date, the Company has not experienced any difficulty in obtaining any components or sub-assemblies.

COMPETITION

     The Company competes with other entities, a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. The Company believes that it competes effectively with respect to each of these factors.

     The Company competes for governmental expenditures with equipment manufacturers utilizing other types of detection technologies, including CATSCANs, enhanced X-ray and quadropole resonance, as well as with other forms of trace particle detection equipment, such as gas chromatography and chemoluminescence. Because trace particle detection equipment is used in certain instances to verify detection results obtained by other enhanced detection systems, the IONSCAN(R) and other trace particle detection equipment are used in conjunction with systems utilizing imaging technolgies. As a result of recent governmental initiatives, the Company anticipates that additional technologies will be developed and that new competitors will enter the Company's markets. See "Overview."

     In the trace particle detection market, the Company's main competitor is Thermedics, Inc. ("Thermedics"), which has greater financial, marketing and other resources than the Company. However, the Company believes that the IONSCAN(R) has certain advantages over Thermedics' instrument, including faster speed of analysis, lower cost, greater portability, lower power consumption and lower weight. Accordingly, the Company believes that it competes effectively with Thermedics and will continue to do so, although no assurance can be given.

     The Company also competes with the present use by various law enforcement agencies of canines to locate the presence of explosives or drugs. Although canines have a highly developed sense of smell and are able to follow a trail, the Company believes that its IONSCAN(R) instruments are more effective and cost efficient than canines, because they can operate 24 hours a day, have greater selectivity than canines and can identify the composition of the substance detected.

GOVERNMENT REGULATION

     Although the Company's business is not subject to significant government regulation, government regulation plays a large role in determining the demand for the IONSCAN(R). In the United States and most foreign countries, the aviation industry is highly regulated and authorities, such as the FAA in the United States, have the ability to recommend or mandate use of enhanced explosives detection equipment.

     The FAA has adopted a certification protocol regarding the use of imaging detection systems for use on checked baggage. See "Overview." The FAA is currently developing a certification protocol for trace particle detection equipment, which the Company believes will be finalized in the second quarter of 1997. Once the protocol is adopted, the Company believes that only instruments meeting the FAA certification requirements will be approved for use by airlines subject to FAA regulation. Although the final protocol has yet to be adopted, based on early versions of the testing criteria, as well as discussions with representatives of the FAA, the Company believes that the IONSCAN(R) will meet the FAA's certification requirements, although no assurance can be given. The FAA has approved the IONSCAN(R) for screening of electronic carry-on items, such as cellular telephones, tape recorders and laptop computers. In addition, the FAA recently issued a classified security directive that the Company believes authorizes the use of certain trace particle detection equipment, including the IONSCAN(R), on carry-on baggage.

UNFUNDED RESEARCH AND DEVELOPMENT

     The Company's research and development expenses totaled $57,000, $151,000, $362,000 and $182,000, for the six months ended June 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. These amounts primarily relate to the development and enhancement of the Company's IONSCAN(R) instruments. All of these amounts were funded by the Company.

     The Company intends to use a portion of the net proceeds from this Offering to fund increased research and development of the IONSCAN(R). In addition to further performance enhancements, the Company intends to combine the IONSCAN(R) with other existing technologies, such as gas chromatography, to enable the IONSCAN(R) to detect compounds contained in more difficult sampling media, such as soil. The Company believes that the modified IONSCAN(R) would be able to break down a complex matrix of chemicals to separate out the background material and permit testing for the targeted substance on site instead of shipment of a sample to an offsite laboratory for analysis. As a result, the modified IONSCAN(R) could be utilized to field test for the presence of microscopic organisms and other environmentally sensitive materials. In addition, the Company intends to use a portion of the net proceeds of the Offering to fund the development of a hand-held detector utilizing the same technology as the IONSCAN(R). Such an instrument could be used, for instance, by law enforcement officers to test for the presence of illegal narcotics during an investigation. See "Strategy." In order to gain access to technology and manufacturing expertise, the Company may also use a portion of the net proceeds of the Offering to make strategic acquisitions or to enter into development joint ventures. To date, the Company has not entered into any agreements or understandings with respect to any such acquisitions or joint ventures. See "Use of Proceeds."

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

     The Company holds, through BRL, an aggregate of 10 patents throughout the world related to equipment, systems and techniques. While such patents may be regarded as having substantial value, the Company's current business is not deemed to be materially dependent upon either the aggregate of such patents or any one of them individually. The Company relies primarily on unpatented proprietary know-how in building the IONSCAN(R) which it protects through the use of nondisclosure agreements and other methods. However, the basic technology used in the IONSCAN(R) is not proprietary to the Company and the same functionality contained in the IONSCAN(R) could be duplicated by the Company's competitors without violating the Company's patents.

     The Company's initial development of the IONSCAN(R) was funded in part by Transport Canada and Revenue Canada. Pursuant to an agreement with the Canadian government, the Company has received a worldwide, perpetual license to certain unpatented technology developed from such work and pays Revenue Canada a royalty equal to 1% of sales of all IONSCAN(R) units. This licensing arrangement remains exclusive until March 31, 1999. The Company has entered into an agreement in principle with Revenue Canada, pursuant to which the Company expects to obtain the right to renew such exclusive arrangement on a year by year basis for up to ten additional years at which time Revenue Canada would have the right to license the technology to third parties. Revenue Canada has retained the right to use the technology and to produce products incorporating such technology although, to date, Revenue Canada has not attempted to do so.

     The Company believes that the IONSCAN(R) registered trademark has gained recognition in the markets for the Company's products and is a valuable trademark.

FACILITIES

     The Company does not own any real property and currently conducts its operations at the following leased premises:

                              SQUARE        ANNUAL           LEASE
         LOCATION             FOOTAGE     LEASE COST       EXPIRATION                USE
--------------------------    -------     ----------     --------------     ----------------------
219 South Street                4,910      $ 78,000      March 1998         Corporate
New Providence, NJ 07974                                                    headquarters, sales,
                                                                            service and assembly
1730 Aimco Boulevard           28,380      $102,000*     September 2005     Research,
Mississauga, Ontario,                                                       manufacturing and
Canada L4W 1V1                                                              assembly, sales,
                                                                            service and
                                                                            administrative
Aeroport DeParis                1,060      $ 21,000      February 1998      Sales and service
Riossytech
BP 10614-1 Rue Du Cercle
95724, Roissy C.D.G.
France
Unit 3 at Manor Royal           1,560      $ 19,000      February 1998      Sales and service
Crawley, West Sussex
England RH10 2QU

---------------

* Increases to $156,000 on September 1, 2000.

EMPLOYEES

     As of June 30, 1996, the Company had 62 full-time and 6 part-time employees of whom 26 were engaged in manufacturing, 18 were engaged in research and development activities, 16 of whom have advanced degrees (including 6 doctorates) and 24 were engaged in sales, service and general administration. None of the Company's employees is represented by any union, and the Company considers its relationships with its employees to be satisfactory.

LITIGATION

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

     The following table sets forth the names and ages of the members the Company's Board of Directors and its executive officers, and the positions with the Company and its subsidiaries held by each:

         NAME               AGE                        POSITION
----------------------      ---         ---------------------------------------
Stanley S. Binder           54          Director, President and Chief Executive
                                        Officer of the Company; Director of BRL

John H. Davies              60          Director and Executive Vice President
                                        of the Company; President, Chief
                                        Executive Officer and Director of BRL

John J. Harte               54          Director and Vice President, Special
                                        Projects, of the Company

Richard D. Condon           61          Director of the Company

John D. Abernathy           59          Director of the Company

James C. McGrath            54          Director of the Company

Richard S. Rosenfeld        50          Vice President-Finance, Chief Financial
                                        Officer, Treasurer and Assistant
                                        Secretary of the Company

Kenneth S. Wood             44          Vice President and Secretary of the
                                        Company; President of Barringer
                                        Instruments, Inc. ("BII")

     Mr. Stanley S. Binder, is a Director and the President and Chief Executive Officer of the Company. He has been a director of the Company since 1991. Mr. Binder also is a Director of Labco and BRL. In July 1989, Mr. Binder joined the Company and has since held the following offices with the Company: President from 1989 to the present date, Chief Operating Officer from 1989 to June 1990, Chief Financial Officer from 1989 until July 1993, and Chief Executive Officer from July 1990 to the present date. Mr. Binder also is an independent General Partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. See "Certain Relationships and Related Transactions." Mr. Binder is chairman of the New Jersey Counsel of the American Electronics Association and a member of the Board of Directors of the American Electronics Association.

     Mr. John H. Davies, is a Director and Executive Vice President of the Company and the President, Chief Executive Officer and a Director of BRL. Mr. Davies has been an Executive Vice President and Director of the Company since January 1992. Mr. Davies joined BRL in 1967 and has been the President and Chief Executive Officer of BRL since August 1989.

     Mr. John J. Harte, is a Director and Vice President, Special Projects, of the Company. He has been Vice President, Special Projects since 1991 and has been Director since joining the Company in 1986. Mr. Harte also is the Chairman of the Board of Labco. He is a certified public accountant and, since 1978, has been a Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois.

     Mr. Richard D. Condon, has been a Director of the Company since February 1992. Since 1989, he has been a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company.

     Mr. John D. Abernathy, a Director of the Company since October 1993, is a certified public accountant. Since January 1995, he has been Executive Director of the law firm of Patton Boggs, LLP. From March 1994 to January 1995, he was a financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. He also is a Director of Oakhurst Company, Inc., a distributor of automotive parts and accessories, and Wahlco Environmental Systems, Inc., a manufacturer of air pollution control and power plant efficiency equipment.

     Mr. James C. McGrath, a Director of the Company since January 1994, is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field.

     Mr. Richard S. Rosenfeld, a certified public accountant, has been Vice President-Finance and Chief Financial Officer of the Company since July 1993. He has been the Treasurer and Assistant Secretary of the Company since January 1992, and was a consultant to the Company from July 1991 to December 1991.

     Mr. Kenneth S. Wood, has been a Vice President of the Company and the President of BII since January 1992 and the Secretary of the Company since March 1993. He was Vice President of Operations for BII from April 1990 to January 1992. From July 1978 until April 1990, he was Program Director for Lockheed Electronics, the principal business of which is aerospace and defense electronics.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's Directors are elected by the holders of the Company's Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock voting as a single class. There are no family relationships among any of the directors or executive officers.

COMPENSATION OF DIRECTORS

     Outside directors are entitled to an annual retainer of $2,500 per quarter and a fee of $1,000 for each meeting attended. Although Mr. Harte is a non-employee director, he does not participate in the Company's compensation plan for non-employee directors. Mr. Harte receives a fee of $2,000 per month for services he renders to the Company, and a fee of $1,000 for each meeting he attends in his capacity as a director. See "Employment Agreements and Compensation Arrangements."

     The Board of Directors has adopted the 1991 Directors Warrant Plan (the "1991 Warrant Plan"), under which each non-employee director, upon election or appointment to the Board, is offered 3,750 warrants, at $0.40 per warrant, each of which may be exercised within five years to purchase one share of Common Stock at an exercise price to be determined by the Board at the time the warrants are issued, which may not be less than the then current market price for the shares underlying the warrants. The 1991 Warrant Plan provides that each such new director shall use the first quarterly director's fee to pay the purchase price for such warrants.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation and Section 10 of the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers and directors of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid for the past three fiscal years to the President and Chief Executive Officer of the Company, the Chief Financial Officer of the Company and each other executive officer of the Company whose total annual salary and bonus are $100,000 or more:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                          -----------------------------------
                                                                                   AWARDS
                                              ANNUAL COMPENSATION         -------------------------   PAYOUTS
                                        -------------------------------   RESTRICTED    SECURITIES    -------    ALL OTHER
                                        SALARY    BONUS    OTHER ANNUAL     STOCK       UNDERLYING     LTIP     COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR     ($)      ($)     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS      ($)(1)
-------------------------------  ----   -------   ------   ------------   ----------   ------------   -------   ------------
Stanley S. Binder                1995   171,491       --          --             --       45,000          --        5,940
  President and Chief            1994   167,757       --          --             --           --          --        5,940
  Executive Officer              1993   148,272   17,400          --             --           --          --        5,492
John H. Davies                   1995   125,775*      --      12,149(2)          --       31,250          --           --
  Executive Vice President       1994   120,582*      --          --             --           --          --        5,741
  of the Company; President      1993   115,785*  15,600          --             --           --          --           --
  and Chief Executive Officer
  of Barringer Research Ltd.
Kenneth S. Wood                  1995   114,190       --          --             --       26,250          --        2,283
  Vice President and Secretary   1994   109,751       --          --             --           --          --        2,436
  of the Company; President      1993    97,874   14,400          --             --           --          --        2,386
  of Barringer Instruments,
  Inc.
Richard S. Rosenfeld             1995    96,000       --          --             --       22,500          --        4,410
  Vice President Finance,        1994    90,400       --          --             --           --          --        4,545
  Treasurer and Chief            1993    68,094   12,600          --             --           --          --        1,976
  Financial Officer of the
  Company

---------------

 * Amounts converted to U.S. dollars at the average exchange rate for the respective year.

(1) Represents amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). The 401(k) Plan provides that the Company will make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 2% of a participant's salary contributed and 50% of the next 5% of a participant's salary contributed, which contributions vest proportionately over a five-year period commencing at the end of the participant's first year with the Company.

(2) The other annual compensation for Mr. John Davies represented the payment of previously accrued and unpaid vacation pay.

     The following table summarizes certain information relating to the grant of options to purchase Common Stock to each of the executives included in the Summary Compensation Table above:

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                           NUMBER OF     PERCENT OF TOTAL
                                          SECURITIES       OPTIONS/SARS
                                          UNDERLYING        GRANTED TO        EXERCISE
                                         OPTIONS/SARS      EMPLOYEES IN     OR BASE PRICE   EXPIRATION
                   NAME                  GRANTED(#)(2)    FISCAL YEAR(3)       ($/SH)          DATE
    -----------------------------------  -------------   ----------------   -------------   ----------
    Stanley S. Binder..................      45,000            24.80%           $2.00        3/10/2000
    John H. Davies.....................      31,250            17.20            $2.00        3/10/2000
    Kenneth S. Wood....................      26,250            14.50            $2.00        3/10/2000
    Richard S. Rosenfeld...............      22,500            12.40            $2.00        3/10/2000

---------------

(1) The Company did not grant any stock appreciation rights in 1995.

(2) The stock options expire on March 10, 2000. Forty percent of each option grant is exercisable after the first year, sixty percent after the second year, eighty percent after the third year and one hundred percent after the fourth year. See Note 7 of Notes to Consolidated Financial Statements.

(3) Options covering a total of 181,375 shares of Common Stock were granted in 1995.

     In April 1996, the Company granted non-qualified options covering a total of 253,000 shares of Common Stock to certain officers and directors of the Company. These options are exercisable at $1.00 per share and expire on April 25, 2001. Twenty-five percent of each option grant was exercisable immediately, fifty percent is exercisable after the first year, seventy-five percent is exercisable after the second year and one-hundred percent is exercisable after the third year.

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of stock options during 1995 and unexercised options held by such executive officers as of December 31, 1995:

                    AGGREGATED OPTION EXERCISES IN 1995 AND
                         FISCAL YEAR-END OPTION VALUES

                               INDIVIDUAL GRANTS

                                                                                     VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                   SHARES                  SECURITIES UNDERLYING        AT YEAR-END(1)
                                  ACQUIRED      VALUE     OPTIONS/SARS AT YEAR-END   --------------------
                                 ON EXERCISE   REALIZED   ------------------------       EXERCISABLE/
               NAME                  (#)         ($)      EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE
    ---------------------------  -----------   --------   ------------------------   --------------------
    Stanley S. Binder..........     --            --                0/45,000                --
    John H. Davies.............     --            --                0/31,250                --
    Kenneth S. Wood............     --            --            3,000/38,250                --
    Richard S. Rosenfeld.......     --            --            1,250/27,500                --

---------------

(1) The exercise price of such options exceeded the market price of the underlying Common Stock on December 31, 1995.

     BRL maintained a defined benefit pension plan for its Canadian employees that was terminated on December 31, 1993. Mr. Davies was a participant in that plan. His projected annual benefit at age 65 has been set at approximately $54,000, which amount may be subject to change only in response to changes in the Canadian pension regulatory scheme.

1990 OPTION PLAN

     The Company maintained an option plan (the "1990 Option Plan") pursuant to which the Company was authorized to issue options covering a total of 100,000 shares of Common Stock. No shares are available for issuance under the 1990 Option Plan. However, options covering a total of 32,500 shares of Common Stock remain outstanding thereunder. Options granted pursuant to the 1990 Option Plan are exercisable after the expiration of two years from the date of grant and expire five years after the date of grant.

EXERCISE PROGRAM

     In connection with the options granted by the Company to its employees, the Board of Directors has approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

     The Company has entered into an Employment Agreement with Stanley S. Binder, the President and Chief Executive Officer of the Company, (the "Employment Agreement"), pursuant to which Mr. Binder receives $171,000 as compensation, subject to increases equal to percentage increases in the Consumer Price Index as well as by increases authorized by the Company's Executive Compensation Committee. The Employment Agreement provides that it will be automatically renewed each year, unless either party gives the other six months prior written notice of non-renewal. In addition, under the Employment Agreement Mr. Binder received an option to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share, which approximated market value at the time that the Employment Agreement was executed. In addition, Mr. Binder received a non-qualified option to purchase 25,000 shares of Common Stock at an exercise price of $8.00 per share, subject to anti-dilution provisions, which option became exercisable immediately as to all shares subject thereto. Such non-qualified option has been exercised by Mr. Binder, pursuant to the Stock Option Exercise Program. See "Certain Relationships and Related Transactions." During 1995, Mr. Binder received a non-qualified option to purchase 45,000 shares of the Company's Common Stock at $2.00 per share.

     The Company expects to enter into employment agreements with both Kenneth
S. Wood and Richard S. Rosenfeld which will run for a term of one year, subject to automatic renewal unless either the employee or the Company gives the other party to the employment agreement 90 days' prior written notice of non-renewal. Pursuant to the employment agreements, Messrs. Wood and Rosenfeld will receive annual base salaries of $111,815 and $96,000, respectively, subject to periodic increases at the discretion of the Board of Directors, and will be entitled to participate in any cash bonus plan maintained by the Company. Both of the employment agreements will provide, among other things, that, in the event of a termination of employment by the Company without cause, or a termination by the employee in certain circumstances following a "change in control" of the Company, the employee will be entitled to receive certain severance benefits (payable in equal monthly installments) determined on a formula basis. Both of the employment agreements also will contain certain confidentiality and non-competition provisions which would continue in effect following the termination of the employee's employment by the Company.

     The Company has entered into a Consulting Agreement with John J. Harte (the "Consulting Agreement") pursuant to which Mr. Harte receives $2,000 per month as compensation. The Consulting Agreement provides that it will be automatically renewed each year, unless either party gives the other six months prior written notice of non-renewal. In addition, under the Consulting Agreement, Mr. Harte is entitled to participate in any grant of stock options to outside board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is comprised of Messrs. Abernathy, Harte and McGrath. During the fiscal year ended December 31, 1995, Mr. Harte was also the Vice President, Special Projects, of the Company. Messrs. Abernathy and McGrath were not officers or employees of the Company during fiscal 1995.

     Mr. Harte is Chairman of the Board of Labco, and Mr. Binder is a Director of Labco. Mr. Binder serves on the compensation committee of Labco's Board of Directors. Except as described herein, no executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Compensation Committee. In January 1996, Mr. Binder received an option to purchase 10,000 shares of Labco common stock at an exercise price equal to the fair market value of the Labco Common Stock on the date of grant. For certain other transactions between Labco and the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 26, 1996, the number of shares of Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock owned by each executive officer named in the Summary Compensation Table, each director and all directors and executive officers as a group and any persons (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially 5% or more of such securities. As of August 26, 1996, there were 3,506,474 shares of Common Stock, 74,008 shares of Class A Convertible Preferred Stock and 207,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the executive officers and directors of the Company owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 219 South Street, New Providence, New Jersey 07974.

                                 BENEFICIAL OWNERSHIP OF        CLASS A CONVERTIBLE          CLASS B CONVERTIBLE
                                    COMMON STOCK(1)(2)            PREFERRED STOCK              PREFERRED STOCK
                                 ------------------------     ------------------------     ------------------------
            NAME OF              NUMBER OF     PERCENT OF     NUMBER OF     PERCENT OF     NUMBER OF     PERCENT OF
       BENEFICIAL OWNER           SHARES         CLASS         SHARES         CLASS         SHARES         CLASS
-------------------------------  ---------     ----------     ---------     ----------     ---------     ----------
Stanley S. Binder..............   110,386(3)       3.1%             --           --              --           --
John H. Davies.................    93,295(4)       2.6              --           --              --           --
John J. Harte..................    53,440(5)       1.5              --           --              --           --
Richard D. Condon..............    20,500(6)         *              --           --              --           --
John D. Abernathy..............    22,454(7)         *              --           --              --           --
James C. McGrath...............    20,500(6)         *              --           --              --           --
Kenneth S. Wood................    47,574(8)       1.3              --           --              --           --
Richard S. Rosenfeld...........    36,161(9)       1.0              --           --              --           --
All directors and executive
  officers as a group
  consisting of eight (8)
  persons......................   404,309         10.8              --           --              --           --
Austin W. Marxe................   966,522(10)     27.6              --           --              --           --
153 E. 53rd St.
New York, NY 10022
John R. Purcell................    35,583            *              --           --         100,000        48.2%
700 Canal Street
Stamford, CT 06902-5921
Herbert Boeckmann II...........    21,350            *              --           --          60,000         28.9
155595 Roscoe Blvd.
Sepulveda, CA 93134-6503
R.R. Bowlin....................     8,895            *              --           --          25,000         12.0
2300 West Jefferson
Ft. Wayne, IN 46802-4695
Esther & Carlos Otto...........     5,086            *          14,060        19.0%              --           --
5245 Fishing Bridge
Cheyenne, WY 82009
Elizabeth Butenschoen..........     2,362            *           6,530          8.8              --           --
434 Catskill Drive
Colfax, CA 95713
Max Gerber.....................     4,447            *              --           --          12,500          6.0
26 Broadway
New York, NY 10004-1776

---------------

  *  Less than 1%

 (1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Convertible Preferred Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock, the conversion of the Debentures into shares of Common Stock and the issuance of all shares of Common Stock subject to options exercisable within 60 days of August 26, 1996 for each person or entity.

 (2) Certain amounts shown are subject to adjustment in certain circumstances.

 (3) Includes 31,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996, 12,500 shares of Common Stock issuable upon exercise of warrants and 3,636 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Binder. Excludes 558,561 shares of Common Stock owned by SSF III, of which Mr. Binder is an independent General Partner. Mr. Binder disclaims beneficial ownership of such shares.

 (4) Includes 22,063 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996, 12,500 shares of Common Stock issuable upon exercise of warrants and 5,454 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Davies.

 (5) Includes 6,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996, 12,500 shares of Common Stock issuable upon exercise of warrants and 9,090 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Harte.

 (6) Includes 6,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996 and 8,750 shares issuable upon exercise of warrants.

 (7) Includes 6,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996, 6,250 shares of Common Stock issuable upon exercise of warrants and 5,454 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Abernathy.

 (8) Includes 33,938 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996 and 3,636 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Wood.

 (9) Includes 22,125 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 26, 1996, 5,000 shares of Common Stock issuable upon exercise of warrants and 3,636 shares of Common Stock issuable upon conversion of Debentures owned by Mr. Rosenfeld as custodian for a minor child.

(10) Includes (i) 369,553 shares of Common Stock, 256,667 shares of Common Stock issuable upon the exercise of warrants and 72,727 shares issuable upon conversion of Debentures owned by SSF III, and (ii) 83,333 shares of Common Stock, 93,333 shares of Common Stock issuable upon the exercise of warrants and 90,909 shares issuable upon conversion of Debentures owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF
     III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. As such Mr. Marxe may be deemed to be the beneficial owner of all of the shares held by SSF III and the Cayman Fund. Stanley S. Binder, the Company's President and Chief Executive Officer, is an independent general partner of SSF III. Mr. Binder disclaims beneficial ownership of all shares held by SSF III.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Exercise Program, on April 21, 1994, Mr. Binder and Mr. Wood exercised options to purchase 37,500 shares of Common Stock and 10,000 shares of Common Stock, respectively, in exchange for which Mr. Binder and Mr. Wood executed notes payable to the Company in the amount of $203,000 and $71,600, respectively. In 1995, for the period in which no interest accrued to the Company (from January 1, 1995 through April 21, 1995), Mr. Binder and Mr. Wood received benefits of $5,469 and $1,929 respectively, under the Stock Option Exercise Program, representing interest otherwise payable on such notes.

     On May 9, 1995 the Company sold to SSF III, of which Mr. Binder is an independent General Partner with approximately .01% interest in such partnership, and to the Cayman Fund, an affiliate of SSF III (collectively, with SSF III, "SSF"), an aggregate of 125 units at a purchase price of $6,000 per unit for an aggregate purchase price of $750,000. Each unit consisted of 2,500 shares of Common Stock and a five-year warrant to purchase 2,500 shares of Common Stock at $1.96 per share, subject to certain anti-dilution provisions. As an inducement to enter into the transaction and in lieu of a transaction fee, the Company also issued to SSF warrants, exercisable for three years, to purchase an aggregate of 37,500 shares of Common Stock at $1.96 per share, subject to certain anti-dilution provisions. In addition, on June 30, 1995, the Company sold 22 units to certain officers and directors of the Company for an aggregate purchase price of $132,000. Such units were identical to those sold to SSF.

     For a description of certain transactions between Labco and the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview." Mr. John Harte is Chairman of the Board of Labco and Mr. Stanley Binder is a Director of Labco. See "Management - Compensation Committee Interlocks and Insider Participation."

     In July 1996, as part of a private placement and on the same terms as all other investors, the Company issued Debentures in an aggregate amount of $50,000 and $150,000 to Herbert Gardner and William Barrett, respectively. Herbert Gardner and William Barrett are officers of the Representative of the Underwriters. Mr. Gardner and Mr. Barrett purchased the Debentures without any understanding or agreement regarding this Offering. As part of the same private placement, certain officers and directors of the Company purchased Debentures in an aggregate principal amount of $85,000, and SSF purchased $200,000 in principal amount of the Debentures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following is a brief summary of certain provisions of the capital stock of the Company. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Certificate of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company's authorized capital stock consists of 7,000,000 shares of Common Stock, par value $.01 per share, 1,000,000 shares of Convertible Preferred Stock, par value $1.25 per share, and 4,000,000 shares of Preferred Stock, par value $2.00 per share, of which 270,000 shares are designated as Class A Convertible Preferred Stock and 730,000 shares are designated as Class B Convertible Preferred Stock. As of August 26, 1996, the Company had outstanding 3,506,474 shares of Common Stock, no shares of Convertible Preferred Stock, 74,008 shares of Class A Convertible Preferred Stock and 207,500 shares of Class B Convertible Preferred Stock. Upon completion of the Offering, the Company will have outstanding 4,506,474 shares of Common Stock (4,656,474 shares if the Underwriters' over-allotment option is exercised in full). In addition, the Company will have 2,059,244 shares of Common Stock (2,134,244 shares if the Underwriters' overallotment option is exercised in full) reserved for issuance pursuant to outstanding options and the Warrants, and upon conversion or exercise of outstanding securities. See "Shares Eligible For Future Sale." As of August 26, 1996, there were approximately 965 record holders of Common Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share on all matters on which the holders of Common Stock are entitled to vote. Subject to the rights of the outstanding shares of Convertible Preferred Stock and Preferred Stock, the holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation or dissolution after payment or provision for all liabilities and the preferential liquidation rights of the Convertible Preferred Stock and Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase any shares of any class of stock of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be, upon payment therefor, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Preferred Stock may be issued from time to time in one or more classes or series, and the Company's Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to fix the rights, preferences and privileges of the shares and the qualifications, limitations or restrictions thereon, the number of shares constituting such class or series and the designation thereof, without any further vote or action by the stockholders. Unless the designations establishing a particular series of Preferred Stock provide that the shares of such series of Preferred Stock rank junior to the Convertible Preferred Stock, all outstanding shares of Preferred Stock will rank pari passu with the Convertible Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. Depending upon the rights of such Preferred Stock, the issuance of additional Preferred Stock could adversely affect the holders of Common Stock. For example, Preferred Stock issued by the Company may rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

     The Company's Board of Directors has designated two series of Preferred Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock.

  Class A Convertible Preferred Stock

     Holders of Class A Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Company's Board of Directors, cumulative dividends at an annual rate of $.16 per share, payable semiannually in cash or shares of Common Stock at the Company's option. Holders of shares of Class A Convertible Preferred Stock are entitled to convert each share of Class A Convertible Preferred Stock into .361745 of a share of Common Stock. The number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class A Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for ninety (90) consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class A Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share plus accrued dividends. Holders of Class A Convertible Preferred Stock are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote, vote together with the holders of the Common Stock the Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock held by such holder is then convertible. Holders of Class A Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

  Class B Convertible Preferred Stock

     Holders of Class B Convertible Preferred Stock are entitled to receive or have set apart for payment, when and as declared by the Company's Board of Directors, cumulative dividends at an annual rate of $.16 per share, payable semiannually in cash or shares of Common Stock at the Company's option. Holders of shares of Class B Convertible Preferred Stock are entitled to convert each share of Class B Convertible Preferred Stock at any time after the date of issuance thereof, into .355839 of a share of Common Stock. The number of shares of Common Stock into which each share of Class B Convertible Preferred Stock is convertible is subject to adjustment in certain events. The Class B Convertible Preferred Stock is redeemable any time, at the Company's option, after the closing price of the Common Stock has been $12.00 or more for ninety (90) consecutive trading days, in whole or in part, at $2.00 per share, plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class B Convertible Preferred Stock will be entitled to a liquidation preference of $2.00 per share, plus accrued dividends. Holders of Class B Convertible Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, together with the holders of Common Stock, the Convertible Preferred Stock and the Class A Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Class B Convertible Preferred Stock held by such holder is then convertible.

Holders of Class B Convertible Preferred Stock also are entitled to vote as a class in certain limited circumstances.

CONVERTIBLE PREFERRED STOCK

     No Convertible Preferred Stock is currently issued or outstanding, and the Company has no current plan to issue any shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock, when and if issued, will be entitled to receive or have set apart for payment, when and as declared by the Company's Board of Directors, cumulative dividends at an annual rate of $.10 per share, payable semi-annually in Common Stock. Holders of shares of Convertible Preferred Stock will be entitled to convert each share of Convertible Preferred Stock at any time prior to the fourth anniversary of the date of issuance thereof, into one (1) share of Common Stock. The Company will be entitled to force a conversion of the Convertible Preferred Stock, but not with respect to less than all of the outstanding shares, upon the occurrence of certain events The number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible is subject to adjustment in certain events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Convertible Preferred Stock will be entitled to a liquidation preference of $1.25 per share. Holders of Convertible Preferred Stock will be entitled to vote on all matters on which the holders of Common Stock vote, together with the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock as a single class, and in such circumstances will be entitled to that number of votes which is equal to the number of shares of Common Stock into which each share of Convertible Preferred Stock held by such holder is then convertible. Holders of Convertible Preferred Stock will also be entitled to vote as a class in certain circumstances including, a merger, consolidation, a sale of substantially all of the Company's assets and the adoption of stock option or other incentive plans.

CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation contains provisions which require the favorable vote by the holders of not less than 80% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the Delaware General Corporation Law generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election. Section 203 may render more difficult a change in control of the Company or the removal of incumbent management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Warrants is American Stock Transfer & Trust Company, New York, New York.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, 4,506,474 shares of Common Stock will be outstanding (4,656,474 shares, assuming exercise of the Underwriters' over-allotment option). Up to 500,000 additional shares of Common Stock (575,000 shares, assuming exercise of the Underwriters' overallotment option) will be issuable upon the conversion of the Warrants offered hereby. 623,164 of the shares that will be outstanding upon consummation of the Offering are held by officers, directors and other affiliates of the Company, all of which are freely tradeable, subject to the lock-up described below. An additional 1,025,292 shares of Common Stock are issuable to such officers, directors and other affiliates upon the conversion or exercise of outstanding securities, including stock options. The Company recently registered for resale 967,042 shares of Common Stock held by or issuable to officers, directors and other affiliates of the Company upon the exercise or conversion of outstanding securities which had previously been restricted. The Company also intends, in the near future, to register for resale an additional 414,500 restricted shares of Common Stock issuable upon exercise of options previously granted to officers and directors. Thereafter, all 1,381,542 of such shares will be generally available for sale in the open market by the holders thereof.

     It is expected that the officers and directors of the Company, who hold an aggregate of 681,934 shares of Common Stock (including shares issuable upon the exercise or conversion of outstanding securities), will agree with the Underwriters not to offer or sell, directly or indirectly, any securities of the Company in the public market for a period of 180 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of Janney Montgomery Scott Inc. See "Underwriting."

                            DESCRIPTION OF WARRANTS

     The following is a brief summary of certain provisions of the Warrants. Such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (the "Warrant Agreement") between the Company, the Representative and American Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

EXERCISE PRICE AND TERMS

     Each Warrant entitles the registered holder thereof to purchase one-half of
a share of Common Stock at an exercise price of $          per share [120% of
the initial offering price per share] at any time during the period commencing
on the date of this Prospectus and terminating on             , 1997 [twelve
months from the date of this Prospectus], $          per share [130% of the
initial offering price per share] at any time during the period commencing
                    , 1997 [twelve months from the date of this Prospectus] and
terminating on             , 1998 [twenty-four months from the date of this
Prospectus] and $          per share [140% of the initial offering price] at any
time during the period commencing             , 1998 [twenty-four months from
the date of this Prospectus] and terminating on             , 1999 [thirty-six
months from the date of this Prospectus] subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration or redemption of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants has been set at a premium to the existing market price of the Common Stock and bears no relationship to any objective criteria of future value and, accordingly, should in no event be regarded as an indication of any future market price of the Securities offered hereby.

ADJUSTMENTS

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock (exclusive of shares issued upon the exercise or conversion of outstanding options, warrants and convertible securities) at a price below the market price (as defined) of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

REDEMPTION PROVISIONS

     Commencing six months from the date of this Prospectus, the Warrants are subject to redemption by the Company, at $.25 per Warrant, upon not less than 30 days' prior written notice, if the bid price of the Common Stock as reported by NASDAQ averages in excess of 200% of the applicable exercise price of the Warrants for a period of 30 days ending within 15 days of the redemption notice date. In the event that the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in the redemption notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and its holder will be entitled only to the redemption price.

TRANSFER, EXCHANGE AND EXERCISE

     The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to the earlier of (i) the redemption date, or (ii) their expiration date three years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

WARRANT HOLDER NOT A STOCKHOLDER

     The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

MODIFICATION OF WARRANTS

     The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty days on not less than thirty days' prior written notice to the warrant holders and the Representative. Except as described above, modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant or any other modification to the Warrants requires the consent of the holders of two-thirds of the outstanding Warrants.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or are deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

UNDERWRITER'S WARRANTS

     In connection with this Offering, the Company has authorized the issuance of the Underwriter's Warrants and has reserved 150,000 shares of Common Stock for issuance upon exercise of such Underwriter's Warrants (including the Warrants issuable upon exercise of the Underwriter's Warrants). The Underwriter's Warrants will entitle the holder to acquire 100,000 shares of
Common Stock and 100,000 Warrants at an exercise price of $          per
Underwriter's Warrant and $          per Warrant. See "Underwriting."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement, each of the Underwriters named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to each such Underwriter, the respective number of Securities set forth opposite the name of such Underwriter below:

                                                                              NUMBER
                                  UNDERWRITERS                             OF SECURITIES
        -----------------------------------------------------------------  -------------
        Janney Montgomery Scott Inc......................................

                                                                            ----------
                  Total..................................................    1,000,000
                                                                            ==========

     The obligations of the Underwriters are subject to certain conditions precedent. The Underwriters are obligated to take and pay for all of the Securities offered hereby (other than those covered by the over-allotment option described below), if any such Securities are taken.

     The Underwriters for whom Janney Montgomery Scott Inc. is acting as representative (the "Representative") propose to initially offer the Securities directly to the public at the initial offering price set forth on the cover page hereof and to certain dealers (who may be Underwriters) at a price that
represents a concession not in excess of $          per Share and $          per
Warrant under the initial offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per Share and
$          per Warrant to other Underwriters or to certain other dealers. After the commencement of the offering, the public offering prices and such concessions may be changed by the Representative. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 150,000 additional Shares and 150,000 additional Warrants at the offering prices set forth on the cover page hereof, less Underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional Shares and Warrants solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Securities offered hereby.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities that may be incurred in connection with the Offering, including liability that may be incurred in connection with the Offering under the Securities Act. In addition to underwriting discounts and commissions, the Company has agreed to pay the Representative a non-accountable expense allowance equal to 2% of the gross proceeds of this Offering.

     The Company, and its present executive officers and directors, have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of 180 days after the date of this Prospectus, subject to certain exceptions, without the prior written consent of the Representative.

     Certain Underwriters may engage in passive market making transactions in the Common Stock on the NASDAQ Stock Market in accordance with Rule 10b-6A under the Exchange Act prior to the commencement of offers or sales of Common Stock offered hereby. Passive market making consists of displaying bids and effecting transactions in the Common Stock at a price that is not in excess of the highest bid price for the Common Stock that is displayed on NASDAQ by a market maker who is not an Underwriter or an affiliated purchaser. New purchases on each day by a passive market maker are limited to 30% of the average daily trading volume in the Common Stock during the applicable period.

     Although it has no obligation to do so, the Representative currently intends to make a market in the Company's Securities and may otherwise effect transactions in such Securities. Such market-making activity may be discontinued at any time.

     In connection with this offering, the Company has agreed to sell to the Representative, at a purchase price of $.0012 per Underwriter's Warrant, Underwriter's Warrants to purchase from the Company 100,000 shares of Common Stock and 100,000 Warrants (the "Underlying Warrants"). Each Underlying Warrant entitles the holder to purchase one-half of a share of Common Stock. The Underwriter's Warrants are exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price (the "Exercise Price") of 107% of the initial offering price of the Securities, 114% of the initial offering price of the Securities commencing two years from the date of this Prospectus, 121% of the initial offering price of the Securities commencing three years from the date of this Prospectus and 128% of the initial offering price of the Securities commencing four years from the date of this Prospectus. The Underwriter's Warrants and the Underlying Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain events, including stock dividends, stock splits, combinations and issuance of Common Stock for consideration less than the Exercise Price, subject to certain exceptions. The Underwriter's Warrants are restricted and may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this Prospectus, except to officers of the Representative. The holders of Underwriter's Warrants and Underlying Warrants have no voting, dividend or other rights as stockholders of the Company with respect to shares underlying such warrants, or shares purchasable upon exercise of such warrants until and to the extent shares of Common Stock have been purchased, upon exercise of such warrants. The Underlying Warrants expire three years from the date of this Prospectus.

     If the Underwriter's Warrants to purchase Common Stock or the Underlying Warrants are exercised, the value of the Common Stock held by public investors will be diluted. The Underwriter's Warrants and the Underlying Warrants afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional shares of Common Stock during the four-year exercise period.

     A new registration statement or post-effective amendment to the registration statement of which this Prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the Underlying Warrants (the "Warrant Shares"). The Company has agreed, on one occasion when requested by the holders of a majority of the Warrant Shares and the Underlying Warrants, to make necessary filings, at its expense (subject to a maximum of $25,000), to permit a public offering of the Warrant Shares during the period beginning one year after the date of this Prospectus and ending four years thereafter, and to use its best efforts to cause such filing to become effective and remain effective for a period of at least one year. In addition, the Company has agreed, during the period commencing at the beginning of the second year and concluding at the end of the fifth year after the effective date of the Registration Statement, to give advance notice to holders of Underwriter's Warrants, Underlying Warrants and Warrant Shares of its intention to file a registration statement and, in such case, holders of such securities shall have the right to require the Company to include the Warrant Shares and the Underlying Warrants in such registration statement at the Company's expense and to maintain the effectiveness of such registration statement for a period of at least one year.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Rosenman & Colin LLP, New York, New York.

                                    EXPERTS

     The Consolidated Financial Statements included in the Prospectus of Barringer Technologies Inc. and subsidiaries as of December 31, 1994 and 1995 and each of the years in the three-year period ended December 31, 1995, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants....................................  F-2
Consolidated Balance Sheets -- December 31, 1995 and 1994 and June 30, 1996
  (unaudited).........................................................................  F-3
Consolidated Statements of Operations -- For Each of the Three Years Ended December
  31, 1995, 1994 and 1993 and for the Six-Month Periods Ending June 30, 1996 and 1995
  (unaudited).........................................................................  F-4
Consolidated Statements of Cash Flows -- For Each of the Three Years Ended December
  31, 1995, 1994 and 1993 and for the Six-Month Periods Ending June 30, 1996 and 1995
  (unaudited).........................................................................  F-5
Consolidated Statements of Stockholders' Equity -- For Each of the Three Years Ended
  December 31, 1995, 1994 and 1993 and for the Six-Month Period Ending June 30, 1996
  (unaudited).........................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Barringer Technologies Inc.
New Providence, New Jersey

     We have audited the accompanying consolidated balance sheets of Barringer Technologies Inc. as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barringer Technologies Inc. at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Woodbridge, New Jersey
March 27, 1996

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
                            ASSETS
Current Assets:
  Cash....................................................  $    267     $     43      $      17
  Receivables, less allowances of $539, $41 and $90 (note
     5)...................................................     2,565        1,533          2,658
  Inventories.............................................     1,790        1,621          1,652
  Prepaid expenses and other..............................       220          250            276
  Deferred tax asset (note 8).............................       225          225            225
                                                            --------     --------       --------
     Total current assets.................................     5,067        3,672          4,828
Property and equipment, net (note 4)......................     1,364          586            558
Investment in unconsolidated subsidiary (note 2)..........        --          334            355
Other.....................................................       361          143            140
                                                            --------     --------       --------
                                                            $  6,792     $  4,735      $   5,881
                                                            ========     ========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Bank indebtedness and other notes (note 5)..............  $  1,160     $    744      $   1,231
  Accounts payable........................................     1,632        1,278          1,117
  Accrued liabilities.....................................       949          723            902
  Accrued payroll and related taxes.......................       444          257            338
  Current portion of long-term debt (notes 6 and 14)......       230          300            300
                                                            --------     --------       --------
     Total current liabilities............................     4,415        3,302          3,888
Other non-current liabilities.............................       451          108            113
Minority interest in subsidiary (note 2)..................       740           --             --
Commitments (notes 9 and 10)
Stockholders' equity (notes 6, 7 and 14):
  Convertible preferred stock, $1.25 par value, 1,000
     shares authorized, 445, 0, and 0 shares outstanding,
     respectively.........................................       555           --             --
  Preferred Stock, $2.00 par value, 4,000 shares
     authorized, 270 shares designated class A convertible
       preferred stock, 83, 83, and 74 shares outstanding,
       less discount of $64, $64 and $57, respectively....       101          101             91
     730 shares designated class B convertible preferred
       stock, 318, 258, and 233 shares outstanding,
       respectively.......................................       635          515            465
  Common stock, $0.01 par value, 5,000, 7,000, and 7,000
     shares authorized, respectively and 2,872, 3,479, and
     3,498 shares outstanding, respectively...............        29           35             35
  Additional paid-in capital..............................    16,036       17,685         17,765
  Accumulated deficit.....................................   (15,633)     (16,542)       (16,003)
  Cumulative foreign currency translation adjustment......      (524)        (456)          (460)
                                                            --------     --------       --------
                                                               1,199        1,338          1,893
  Less: common stock in treasury, at cost, 31 shares......       (13)         (13)           (13)
                                                            --------     --------       --------
     Total stockholders' equity...........................     1,186        1,325          1,880
                                                            --------     --------       --------
                                                            $  6,792     $  4,735      $   5,881
                                                            ========     ========       ========

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                 SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                              ------------------------------     -----------------
                                               1993       1994        1995        1995       1996
                                              ------     -------     -------     ------     ------
                                                                                    (UNAUDITED)
Sales.......................................  $7,770     $ 5,514     $ 6,374     $3,110     $5,012
Cost of sales...............................   3,930       4,269       3,804      1,892      2,647
                                              ------     -------     -------     ------     ------
  Gross profit..............................   3,840       1,245       2,570      1,218      2,365
Operating expenses:
  Selling, general and administrative.......   3,117       3,352       3,305      1,300      1,641
  Unfunded research and development.........     182         362         151        104         57
                                              ------     -------     -------     ------     ------
                                               3,299       3,714       3,456      1,404      1,698
                                              ------     -------     -------     ------     ------
     Operating income (loss)................     541      (2,469)       (886)      (186)       667
Other income, (expense):
  Interest expense..........................    (164)       (202)       (240)      (122)      (130)
  Equity in earnings of Labco...............      --          --          --         --         20
  Other.....................................      63         113         (52)       (48)         7
                                              ------     -------     -------     ------     ------
                                                (101)        (89)       (292)      (170)      (103)
     Income (loss) before income tax
       provision (benefit)..................     440      (2,558)     (1,178)      (356)       564
Income tax provision (benefit) (note 8).....    (153)         75          --         --         --
                                              ------     -------     -------     ------     ------
     Income (loss) from continuing
       operations...........................     593      (2,633)     (1,178)      (356)       564
Operation held for sale (note 2):
  Income from operations....................       2          68         258         55         --
  Gain on sale of a portion of investment
     in Labco...............................      --          --          93         --         --
                                              ------     -------     -------     ------     ------
                                                   2          68         351         55          0
                                              ------     -------     -------     ------     ------
     Net income (loss)......................     595      (2,565)       (827)      (301)       564
Preferred stock dividends...................    (114)       (108)        (82)       (51)       (24)
                                              ------     -------     -------     ------     ------
Net income (loss) attributable to common
  stockholders..............................  $  481     $(2,673)    $  (909)    $ (352)    $  540
                                              ======     =======     =======     ======     ======
Primary Per Share Data (note 1):
  Continuing operations.....................  $ 0.20     $ (0.97)    $ (0.39)    $(0.13)    $ 0.16
  Operation held for sale:
     Income from operations.................      --        0.02        0.08       0.02         --
     Gain on sale of a portion of investment
       in Labco.............................      --          --        0.03         --         --
                                              ------     -------     -------     ------     ------
Net income (loss) per share.................  $ 0.20     $ (0.95)    $ (0.28)    $(0.11)    $ 0.16
                                              ======     =======     =======     ======     ======
Fully Diluted Per Share Data (note 1):
  Continuing operations.....................  $ 0.20     $ (0.97)    $ (0.39)    $(0.13)    $ 0.15
  Operation held for sale:
     Income from operations.................      --        0.02        0.08       0.02         --
     Gain on sale of a portion of investment
       in Labco.............................      --          --        0.03         --         --
                                              ------     -------     -------     ------     ------
  Net income (loss) per share...............  $ 0.20     $ (0.95)    $ (0.28)    $(0.11)    $ 0.15
                                              ======     =======     =======     ======     ======
Weighted average common and common
  equivalent shares outstanding
  Primary...................................   2,570       2,827       3,283      3,060      3,483
  Fully diluted.............................   2,570       2,827       3,283      3,060      3,854

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          JUNE 30,
                                                  ---------------------------    -----------------
                                                   1993       1994      1995      1995      1996
                                                  -------    -------    -----    ------    -------
                                                                                    (UNAUDITED)
Operating Activities:
  Net income (loss).............................  $   595    $(2,565)   $(827)   $ (301)   $   564
  Items not affecting cash:
     Depreciation and amortization..............      625        711      362       309         75
     Inventory write-down and receivable
       reserves.................................       --      1,210      656        --         --
     Minority interest..........................       (2)       (76)      --        --         --
     Income and gain from operation held for
       sale.....................................       --         --     (351)      (55)        --
     Pension recovery...........................      (92)        --     (147)       --         --
     Deferred tax expense (benefit).............     (300)        75       --        --         --
     Prepaid pension cost.......................     (132)       132      (78)       --         --
     Other......................................      (27)       235       71        81         (1)
  Decrease (increase) in non-cash working
     capital balances...........................   (2,819)       206     (397)     (695)    (1,083)
                                                  -------    -------    -----    ------    -------
       Cash used in operating activities........   (2,152)       (72)    (711)     (661)      (445)
                                                  -------    -------    -----    ------    -------
Investing Activities:
  Purchase of equipment, net and other..........     (473)      (847)    (358)     (262)       (47)
  Escrowed cash on sale of Canadian
     subsidiary.................................     (225)       225       --        --         --
  Proceeds on sale of partial interest in
     Labco......................................       --         --      300        --         --
  Increase in investment in Labco...............       --         --       --      (133)       (21)
                                                  -------    -------    -----    ------    -------
       Cash used in investing activities........     (698)      (622)     (58)     (395)       (68)
                                                  -------    -------    -----    ------    -------
Financing Activities
  Reduction in long-term debt...................      (43)      (184)      --        --         --
  Increase (decrease) in bank debt and other....      407        488     (412)      210        487
  Proceeds on issuance of securities and
     other......................................    2,308        171      888       905         --
  Rent inducement...............................       --         --      108        --         --
  Receipt of subscriptions receivable...........      100         --       --        --         --
                                                  -------    -------    -----    ------    -------
       Cash provided by financing activities....    2,772        475      584     1,115        487
                                                  -------    -------    -----    ------    -------
Decrease in cash................................      (78)      (219)    (185)       59        (26)
Cash -- beginning of period.....................      564        486      267       267         43
Less cash held for sale.........................       --         --      (39)       --         --
                                                  -------    -------    -----    ------    -------
Cash -- end of period...........................  $   486    $   267    $  43    $  326    $    17
                                                  =======    =======    =====    ======    =======
Changes in components of non-cash working
  capital balances related to operations:
  Receivables...................................  $(3,075)   $ 1,249    $  38    $ (757)   $(1,125)
  Inventories...................................     (593)      (987)    (281)      281        (31)
  Other current assets..........................      (50)       (58)      60        (8)       (26)
  Other assets..................................       --         --      (12)      (32)        --
  Accounts payable and accrued liabilities......      899          2     (202)     (179)        99
                                                  -------    -------    -----    ------    -------
Decrease (increase) in operating assets net of
  operating liabilities arising from cash
  transactions..................................  $(2,819)   $   206    $(397)   $ (695)   $(1,083)
                                                  =======    =======    =====    ======    =======

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                   CLASS A           CLASS B
                                            COMMON STOCK     PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
                                  TOTAL    ---------------   ---------------   ---------------   ---------------   PAID IN
                                  EQUITY   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
Balance at December 31, 1992....  $  709   2,423     $ 24      452    $ 564      166    $ 203      471    $ 941    $12,765
  Exercise of stock options/
    warrants....................   1,315     156        2                                                            1,313
  1993 dividend on preferred
    stock.......................       0      11                                                                       114
  Conversion of preferred stock
    to common...................       0      63        1       (7)      (9 )    (83)    (102 )   (153)    (306 )      416
  Subscription receivable
    payments....................     100                                                                               100
  Sale of common stock in
    private placement, net......     768     109        1                                                              767
  Sale of treasury stock........     225                                                                               208
  Net income....................     595
  Translation adjustments.......     (66)
                                  ------   -----      ---     ----    -----      ---    -----     ----    -----    -------
Balance December 31, 1993.......   3,646   2,762       28      445      555       83      101      318      635     15,683
  Exercise of stock
    options/warrants............     168      72        1                                                              167
  Issuance of common stock
    pursuant to settlement of
    1993 litigation.............      70      12                                                                        78
  1994 dividend on preferred
    stock.......................       0      26                                                                       108
  Net loss......................  (2,565)
  Translation adjustment........    (133)
                                  ------   -----      ---     ----    -----      ---    -----     ----    -----    -------
Balance December 31, 1994.......   1,186   2,872       29      445      555       83      101      318      635     16,036
  Sale of units in private
    placement, net..............     888     383        4                                                              884
  Conversion of preferred
    stock.......................       0     159        2     (445)    (555 )                      (60)    (120 )      673
  Change in warrant exercise
    price in payment of debt....      10                                                                                10
  1995 dividend on preferred
    stock.......................       0      65                                                                        82
  Net loss......................    (827)
  Translation adjustment........      68
                                  ------   -----      ---     ----    -----      ---    -----     ----    -----    -------
Balance December 31, 1995.......   1,325   3,479       35        0        0       83      101      258      515     17,685*
  Conversion of preferred stock
    (unaudited).................       0      12                                  (9)     (10 )    (25)     (50 )       60
  1996 dividend on preferred
    stock (unaudited)...........       0       7                                                                        24
  Net income (unaudited)........     564
  Translation adjustment
    (unaudited).................      (5)
  Miscellaneous adjustment
    (unaudited).................      (4)                                                                               (4)
                                  ------   -----      ---     ----    -----      ---    -----     ----    -----    -------
Balance June 30, 1996
  (unaudited)...................  $1,880   3,498     $ 35        0    $   0       74    $  91      233    $ 465    $17,765*
                                  ======   =====      ===     ====    =====      ===    =====     ====    =====    =======


                                  ACCUMULATED     FOREIGN     TREASURY
                                    DEFICIT     TRANSLATION    STOCK
                                  -----------   -----------   --------
Balance at December 31, 1992....   $ (13,441)      $(325)       $(22)
  Exercise of stock options/
    warrants....................
  1993 dividend on preferred
    stock.......................        (114)
  Conversion of preferred stock
    to common...................
  Subscription receivable
    payments....................
  Sale of common stock in
    private placement, net......
  Sale of treasury stock........                                  17
  Net income....................         595
  Translation adjustments.......                     (66)
                                    --------       -----        ----
Balance December 31, 1993.......     (12,960)       (391)         (5)
  Exercise of stock
    options/warrants............
  Issuance of common stock
    pursuant to settlement of
    1993 litigation.............                                  (8)
  1994 dividend on preferred
    stock.......................        (108)
  Net loss......................      (2,565)
  Translation adjustment........                    (133)
                                    --------       -----        ----
Balance December 31, 1994.......     (15,633)       (524)        (13)
  Sale of units in private
    placement, net..............
  Conversion of preferred
    stock.......................
  Change in warrant exercise
    price in payment of debt....
  1995 dividend on preferred
    stock.......................         (82)
  Net loss......................        (827)
  Translation adjustment........                      68
                                    --------       -----        ----
Balance December 31, 1995.......     (16,542)       (456)        (13)
  Conversion of preferred stock
    (unaudited).................
  1996 dividend on preferred
    stock (unaudited)...........         (24)
  Net income (unaudited)........         564
  Translation adjustment
    (unaudited).................          (1)         (4)
  Miscellaneous adjustment
    (unaudited).................
                                    --------       -----        ----
Balance June 30, 1996
  (unaudited)...................   $ (16,003)      $(460)       $(13)
                                    ========       =====        ====

---------------

* At December 31, 1995 and June 30, 1996, net of notes receivable of $274 from the sale of stock.

                See notes to consolidated financial statements.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements comprise the accounts of the Company and its continuing subsidiary companies. All intercompany transactions have been eliminated.

  Principles of Translation

     Assets and liabilities of the Company's foreign subsidiaries are translated by using year-end exchange rates and income statement items are translated at average exchange rates for the year. Translation adjustments are accumulated in a separate component of stockholders' equity.

  Inventories

     Materials and supplies are carried at the lower of average cost or replacement cost. Finished goods and work-in process are carried at the lower of average cost or net realizable value.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation of owned equipment is computed on a straight-line basis over the estimated useful lives of the related assets, generally from three to ten years. Leasehold improvements are amortized over the term of the related lease, generally from five to ten years, which approximates the useful lives of these improvements. Equipment under capital leases is amortized on a straight-line basis over the term of the lease, generally four to ten years, which approximates the estimated useful lives of the leased equipment.

  Per Share Data

     Income (loss) per share is computed by dividing net income (loss), less preferred stock dividends, by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the dilutive effect, if any, of unissued shares under options and warrants, computed using the treasury stock method (using the average stock prices for primary basis and the higher of average or period-end stock prices for fully diluted basis). In applying the treasury stock method, the provisions of Accounting Principles Board Opinion 15, paragraph 38 were considered and had a dilutive effect on the fully diluted earnings per share calculation for the six months ended June 30, 1996. The effect of this provision is to limit the number of shares assumed to have been purchased under the treasury stock method to 20% of outstanding shares and apply the excess proceeds to reduce borrowings and related interest expense.

  Statement of Cash Flows

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     The Company recognizes revenue on the percentage of completion method for its research and development contracts with progress measured based on the ratio of costs incurred to the total estimated cost, and generally, when product is shipped for all other sales. Where the Company receives contracts for the design and construction of specialty instruments that require long manufacturing times, the Company will also

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES recognize revenue on the percentage of completion method similar to its recognition method in the research and development business.

     For the year ended December 31, 1995, the Company had recognized revenues of $264,000 on jobs in process and had incurred related costs of $183,000, of which $210,000 were billed to customers at December 31, 1995. For the six months ended June 30, 1996, the Company had recognized revenues of $123,000 on jobs in process and had incurred costs of $60,000, of which $87,000 were billed to customers at June 30, 1996.

  Financial Instruments and Credit Risk Concentration

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Concentrations of credit risk with respect to such receivables are limited primarily to United States and Canadian governmental agencies.

  Long-Lived Assets

     Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of ", which is effective for the fiscal years beginning after December 15, 1995. No write-downs have been necessary through June 30, 1996.

  Stock-Based Compensation

     The Company does not presently intend to adopt the fair value based method for accounting for stock compensation plans as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which is effective for transactions entered into in fiscal years that begin after December 15, 1995.

  Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

  Unaudited Information

     The consolidated balance sheet of the Company as of June 30, 1996, the consolidated statements of operations and cash flows for the six months ended June 30, 1996 and 1995, the consolidated statement of stockholders' equity for the six months ended June 30, 1996 and the notes to such financial statements, are unaudited. However, in the opinion of management, such financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES estimates. Many of the Company's estimates and assumptions used in the financial statements relate to the Company's products, which are subject to technology and market changes. It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to inventories and equipment.

2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

     During the first quarter of 1995, the Company began to seek a purchaser for its then 47% interest in Barringer Laboratories, Inc. ("Labco"). Accordingly, the financial statements have been reclassified, where appropriate, to reflect Labco as an operation held for sale.

     Pursuant to the terms of a Stock Purchase Agreement, dated December 8, 1995 ("Agreement"), by and between the Company and Labco, on December 13, 1995 the Company sold to Labco 647,238 shares of Labco's common stock for an aggregate purchase price of $809,000, resulting in a gain of $93,000. The purchase price consisted of cancellation of all intercompany obligations and $300,000 in cash. After giving effect to the sale of the Labco shares, the Company continued to own 437,475 shares of Labco stock.

     Under the terms of the Agreement, all intercompany agreements between the Company and Labco terminated and certain collateral securing the Company's obligations thereunder was returned to the Company. However, pursuant to the terms of the Agreement, Labco retained 88,260 shares of Labco stock owned by the Company (the "Retained Shares"). In the event that Labco meets certain pre-tax earnings goals for 1996, those shares will be returned to the Company. If Labco does not meet such goals, all or a portion of such Retained Shares will be retained by Labco. The Company has reduced its gain by the value of the retained shares.

     The Company also agreed to terminate all voting arrangements allowing it to vote shares of Labco stock not owned by it and agreed for a period of 24 months not to enter into any such voting arrangements. In addition, the Company granted Labco the right, until January 2, 1997, to purchase shares of Labco stock owned by the Company in the event that the Company wishes to sell any additional shares. In connection with such right, the Company agreed to certain restrictions on the transferability of any Labco stock owned until January 2, 1997.

     The right of first refusal and the related restrictions will terminate upon the first to occur of (a) the sale, within twelve months of the date of the Agreement, of Labco stock sufficient to give any one person or entity ownership of 50% or more of the Labco stock, or (b) the change of more than three members of the Board of Directors of Labco, other than as a result of resignation, during any twelve month period after the date of the Agreement.

     After the transaction described above, the Company retained a 26% ownership interest in the common stock of Labco and is reporting its remaining interest in Labco under the equity method of accounting.

     In October 1996, the Company and Labco entered into a Termination Agreement (the "Termination Agreement") pursuant to which Labco agreed to waive its right of first refusal and to terminate the restrictions on the transfer of the Company's remaining Labco shares. The Company agreed that, for a period of three months from the date of the Termination Agreement, it would sell such shares at a price of at least $1.6875 per share (the "Target Price") in a distribution in which it would not knowingly sell more than 75,000 shares to any one purchaser or group of related purchasers. Under the Termination Agreement, for such three-month period, the Company must sell its Labco shares as provided above if it receives an offer to acquire such shares at a price per share at least equal to the Target Price. The restrictions described above also apply to any shares of Labco common stock issuable to the Company upon the exercise of certain warrants held by the Company. Labco has registered the Company's Labco shares for resale pursuant to the Securities Act to facilitate such sales.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     In the Termination Agreement, the Company and Labco agreed to terminate all remaining inter-company arrangements. In addition, upon the disposition by the Company of at least 250,000 of its shares of Labco common stock, Stanley S. Binder and John J. Harte will resign their positions with Labco.

     The following are the condensed results of operations and condensed balance sheet for Labco:

                        CONDENSED RESULTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                FOR THE YEAR ENDED         SIX MONTHS ENDED
                                                   DECEMBER 31,                JUNE 30,
                                                -------------------       -------------------
                                                 1994         1995         1995         1996
                                                ------       ------       ------       ------
                                                                              (UNAUDITED)
    Revenues..................................  $5,941       $6,758       $3,089       $2,971
    Costs and expenses........................   5,797        6,198        2,971        2,893
                                                ------       ------       ------       ------
                                                   144          560          118           78
    Minority interest.........................     (76)        (302)         (63)          --
                                                ------       ------       ------       ------
    Income from operation held for sale.......  $   68       $  258       $   55           --
                                                ======       ======       ======
    Net income................................                                         $   78
                                                                                       ======
    Equity in earnings of Labco...............                                         $   20
                                                                                       ======

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                    JUNE 30,
                                                                                      1996
                                                                DECEMBER 31,       -----------
                                                                    1995
                                                                ------------       (UNAUDITED)
    Current assets............................................     $1,362            $ 1,301
    Property and equipment, net...............................        541                482
    Other noncurrent assets...................................         47                 52
                                                                   ------             ------
              Total assets....................................     $1,950            $ 1,835
                                                                   ======             ======
    Current liabilities.......................................     $  908            $   625
    Long-term liabilities.....................................         33                122
    Equity....................................................      1,009              1,088
                                                                   ------             ------
              Total liabilities and equity....................     $1,950            $ 1,835
                                                                   ======             ======

3. INVENTORIES

     At December 31, 1994 and 1995, and June 30, 1996, the Company had work in process of $982,000, $1,010,000 and $1,211,000 and finished goods of $808,000,
$611,000, and $441,000, respectively.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

     The major categories of property and equipment are as follows:

                                                                  (IN THOUSANDS)
                                                          DECEMBER 31,
                                                      ---------------------        JUNE 30,
                                                       1994          1995            1996
                                                      -------       -------       -----------
                                                                                  (UNAUDITED)
    Owned:
      Office equipment..............................  $   359       $   350         $   350
      Machinery and equipment.......................    2,856         1,687           1,740
      Leasehold improvement.........................    1,012            64              64
                                                      -------       -------         -------
                                                        4,227         2,101           2,154
      Accumulated depreciation......................   (3,279)       (1,515)         (1,596)
                                                      -------       -------         -------
                                                          948           586             558
                                                      -------       -------         -------
    Capital leases:
      Machinery and equipment.......................      912            --              --
      Accumulated amortization......................     (496)           --              --
                                                      -------       -------         -------
                                                          416            --              --
                                                      -------       -------         -------
              Totals................................  $ 1,364       $   586         $   558
                                                      =======       =======         =======

5. BANK INDEBTEDNESS, OTHER NOTES AND ACCRUED LIABILITIES

     The Company's Canadian subsidiary, Barringer Research Ltd. ("BRL"), has a financing arrangement with the Ontario Development Corporation ("ODC") for a $730,000 export line of credit. BRL may borrow up to $730,000 on a formula basis of 90% of export accounts receivable plus 70% of the value of export purchase orders (subject to a maximum sub-limit of $230,000). The rate of interest is adjusted quarterly and was 10% at June 30, 1996. At June 30, 1996, the line was fully utilized.

     BRL also has a line of credit financing arrangement with the Toronto-Dominion Bank ("Bank") that provides up to $730,000 based on eligible receivables. The rate of interest is Canadian prime plus 1.5% (8% at June 30, 1996). At December 31, 1995, $295,000 was borrowed. At June 30, 1996, BRL had $250,000 available pursuant to the borrowing formula under this facility. This facility is guaranteed by the Company.

     Commencing in March 1995, BRL had not been in compliance with the collateral coverage covenant of the loan agreement. The amount of funds borrowed were in excess of the amount allowed pursuant to the collateral formula. At that time, the Bank agreed to give BRL approximately six months to comply with this formula. During this time, the Bank continued to finance BRL's needs. On September 28, 1995, the Company entered into an agreement ("Agreement") with the Bank, pursuant to which the Bank agreed that BRL would have until September 30, 1995 to comply with certain amended covenants specified in the Agreement and to maintain such requirements thereafter. In exchange, the Company agreed to remit 50% of the net proceeds realized on the sale of a portion of its stock in Labco (see Note 2) to BRL. In addition, the Company agreed to provide the Bank with additional collateral to secure its advances to BRL, resulting in the pledge of substantially all the assets of the Company as collateral. At September 30, 1995, BRL was in compliance with such covenants. However, at December 31, 1995 BRL was not in compliance with the minimum working capital requirement and at January 31 and February 29, 1996 BRL's borrowings under the line of credit exceeded the amount available thereunder. The Bank notified BRL of such defaults, and without waiving any other remedies available to it, has charged BRL an interest rate of 21% on the excess of such allowable borrowings. At June 30, 1996 BRL was not in compliance with the minimum working capital or the minimum net worth requirements. BRL was in compliance at August 31, 1996, although, there can be no assurances that

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

BRL will remain in compliance in the future. Management believes that the Bank will continue to provide funding consistent with past practices, however, the Company cannot predict what actions, if any, the Bank may take or as to the timing thereof.

     Accrued liabilities consisted of the following:

                                                                     (IN THOUSANDS)
                                                              DECEMBER 31,
                                                             ---------------      JUNE 30,
                                                             1994      1995         1996
                                                             -----     -----     -----------
                                                                                 (UNAUDITED)
    Accrued commissions....................................  $ 404     $  27        $  --
    Accrued other..........................................    545       696          902
                                                              ----      ----         ----
                                                             $ 949     $ 723        $ 902
                                                              ====      ====         ====

6. LONG-TERM DEBT AND OTHER LIABILITIES

     Long-term debt consists of the following:

                                                                     (IN THOUSANDS)
                                                              DECEMBER 31,
                                                             ---------------      JUNE 30,
                                                             1994      1995         1996
                                                             -----     -----     -----------
                                                                                 (UNAUDITED)
    12 1/2% Convertible subordinated debentures(a).........  $ 300     $ 300        $ 300
    Capital leases.........................................    344        --           --
    Other(b)...............................................     37       108          113
                                                              ----      ----         ----
                                                               681       408          413
    Less: Current portion..................................   (230)     (300)        (300)
                                                              ----      ----         ----
                                                             $ 451     $ 108        $ 113
                                                              ====      ====         ====

---------------
(a) The 12 1/2% Convertible Subordinated Debentures were due July 17, 1996 and were convertible at face amount into common stock any time before maturity at $32.00 per share (9,375 shares of common stock reserved at June 30, 1996). Under the terms of the Indenture, so long as these debentures were outstanding, the Company could not pay cash dividends, nor make any payment on account of the purchase, redemption or other acquisition or retirement of its capital stock. The 12 1/2% Convertible Subordinated Debentures were repaid on July 15, 1996 with a portion of the net proceeds from the sale of $1,000,000 of 6% Convertible Subordinated Debentures due 1997 (see Note 14).

(b) Other long-term liabilities at December 31, 1995 and June 30, 1996 represents rents payable on the Company's Canadian facility.

7. STOCKHOLDERS' EQUITY

  Private Offering

     On May 9, 1995, the Company completed the private placement of 125 units priced at $6,000 each for an aggregate sales price of $750,000. Each unit ("Unit") consisted of 2,500 shares of the Company's common stock and a five-year warrant to purchase 2,500 shares of the Company's common stock at $2.00 per share. In addition, in order to induce the purchasers to enter into this transaction, an additional three-year warrant to acquire 37,500 shares of the Company's common stock at $2.00 per share was issued.

     On June 30, 1995, the Company completed a private placement in which it sold 28 similar Units, including 22 Units to 17 members of senior management and the Company's Board of Directors, for proceeds aggregating $168,000. This private placement did not include the additional three-year warrant.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

  Due from Officers/Stockholders

     In connection with the exercise of options to acquire 190,000 shares of the Company's Common Stock, two officers of the Company signed full recourse interest bearing (no interest the first year, prime rate thereafter) unsecured promissory demand notes aggregating $274,000 under the Company's stock option exercise program. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options. As of June 30, 1996, the notes were still outstanding.

  Common Stock Outstanding or Reserved for Issuance

     The following table sets forth the number of shares of Common Stock outstanding as of December 31, 1995 as well as the number of shares of Common Stock that would be outstanding in the event that all of the options and warrants are exercised and all series of Convertible Preferred Stock and Debentures are converted into Common Stock.

                                                                                COMMON STOCK
                                                                                OUTSTANDING
                                                               EXERCISE,             OR
                                                             CONVERSION OR      RESERVED FOR
                                                             OPTION PRICE         ISSUANCE
                                                            ---------------     ------------
    Common stock..........................................                        3,479,131
    Convertible subordinated notes........................      $32.00                9,375
    Class A convertible preferred stock...................       $6.06               27,439
    Class B convertible preferred stock...................       $6.19               83,147
    Stock options(i)......................................  $2.00 to $14.00         234,500
    Private placement warrants(ii)........................       $2.00              420,000
    Other warrants(iii)...................................  $4.00 to $14.23          68,750
                                                                                  ---------
              Total.......................................                        4,322,342
                                                                                  =========

---------------
(i) Stock Options -- Pursuant to the Company's 1990 Stock Option Plan the Company was authorized to issue both incentive stock options and qualified stock options. Options granted under the 1990 Stock Option Plan are exercisable after the expiration of two years from the date of grant until the expiration of five years after the date of grant. Options are exercisable only during the optionee's employment with the Company or a subsidiary of the Company. The Company also was permitted to grant stock options to consultants as authorized by the Board of Directors. These options are exercisable at varying times from date of grant and expire five years from date of grant. No shares are available for issuance under the 1990 Stock Option Plan.

     During the six months ended June 30, 1996, the Company issued non-qualified options to purchase 253,000 shares of the Company's common stock at a price of $1.00 per share to 20 employees which equaled the fair market value of the Common Stock on the date of grant. The options issued in 1996 expire on April 25, 2001 and are exercisable as to 25% of the optioned shares immediately, 50% after the first year, 75% after the second year and 100% after the third year. During 1995, the Company issued non-qualified options to purchase 181,375 shares of the Company's common stock at a price of $2.00 per share to 20 employees and 5,625 options were canceled. The options issued in 1995 expire on March 10, 2000 and are exercisable as to 40% of the optioned shares after the first year, 60% after two years, 80% after the third year and 100% after the fourth year. During 1994 no options were issued and 6,250 options were canceled. During 1993, the Company issued options to purchase 13,750 shares of common stock at a price of $14.00 per share to 6 employees and 25,000 options were canceled.

     All outstanding stock options expire between July 17, 1996 and April 25, 2001.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

(ii)  Private Placement Warrants

     In connection with the Company's private placement (see above) warrants to purchase 420,000 shares of the Company's common stock at $1.96 per share were sold to a group of private investors and senior management. The warrants expire between May 9, 1998 and June 29, 2000.

(iii) Other warrants -- During 1994, 60,600 Class D Warrants and 16,537 Underwriter's Warrants were exercised for an aggregate exercise price of $165,00, resulting in the issuance of 22,958 shares of common stock and 16,537 Class E Warrants. Both the Class D Warrants and the Class E Warrants have expired.

     In September 1994, the Company issued warrants to purchase 6,250 shares of the Company's common stock at $5.25 per share to the Ontario Development Corporation in connection with their increase in the export financing facility available to the Company's Canadian subsidiary, from $365,000 to $730,000). See Note 5 for additional information.

     On December 31, 1991, the Board of Directors adopted the 1991 Directors Warrant Plan ("Plan"). Pursuant to the Plan, each non-employee director will be sold a five-year warrant to purchase 3,750 shares of Common Stock at an exercise price to be determined by the Board at the time of such sale, but shall not be less than the current market price for such shares at the time of issuance of the warrant. During 1994, warrants to purchase 3,750 shares were issued to a director at $9.64 per share, subject to adjustment. No warrants were issued under the Plan in 1995 or during the six months ended June 30, 1996.

     On April 7, 1995, the Company issued warrants to purchase 6,250 shares of the Company's common stock at $4.00 per share to Labco in connection with the extension by Labco of an intercompany obligation, which was subsequently paid.

     All of the other warrants described herein expire between April 1, 1996 and January 12, 1999.

  Increase in Authorized Shares

     At the 1995 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock of the Company from 7,000,000 to 12,000,000, comprised of 7,000,000 shares of Common Stock, 1,000,000 shares of Convertible Preferred Stock, par value $1.25 per share and 4,000,000 shares of Preferred Stock, par value $2.00 per share. The stockholders also approved a one for four reverse stock split of the Company's common stock.

8. INCOME TAXES

     Effective January 1, 1993 the Company prospectively adopted Financial Accounting Standards No 109 "Accounting for Income Taxes". The adoption had no effect on prior year financial statements presented. Accordingly, there was no cumulative effect adjustment required in the year ended December 31, 1993.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     The provision for income taxes (benefits) charged to continuing operations are as follows:

                                                                  (IN THOUSANDS)
                                                                                  SIX MONTHS
                                                                                     ENDED
                                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                                     -----------------------     -------------
                                                     1993      1994     1995     1995     1996
                                                     -----     ----     ----     ----     ----
                                                                                  (UNAUDITED)
    Current Tax Expense:
      U.S..........................................     --      --       --       --        --
      Canadian.....................................  $ 147      --       --       --        --
                                                     -----     ---      ---      ---      ----
         Total Current.............................    147      --       --       --        --
                                                     -----     ---      ---      ---      ----
    Deferred Tax Expense (Benefit):
      Canadian.....................................   (300)    $75       --       --        --
                                                     -----     ---      ---      ---      ----
         Total Deferred............................   (300)     75       --       --        --
                                                     -----     ---      ---      ---      ----
              Total income tax provision
                (benefit)..........................  $(153)    $75      $ 0      $ 0      $  0
                                                     =====     ===      ===      ===      ====

     Deferred tax assets are comprised of the following temporary differences and carryforwards at December 31:

                                                                         (IN THOUSANDS)
                                                                        1994        1995
                                                                       -------     -------
    Nondeductible allowances against trade receivables...............  $   206     $    15
    Nondeductible inventory reserves.................................      133          90
    Nondeductible expense accruals...................................       52          50
    Depreciation.....................................................       82          50
    Other............................................................       10          10
    Tax benefit of U.S. operating loss carry forwards................    6,552       6,870
    Tax benefit of Canadian operating loss and investment credit
      carry forwards.................................................      850         790
                                                                       -------     -------
      Gross deferred tax assets......................................    7,885       7,875
    Deferred tax assets valuation allowance..........................   (7,660)     (7,650)
                                                                       -------     -------
              Net deferred tax asset.................................  $   225     $   225
                                                                       =======     =======

     As a result of the Company's history of losses, a valuation allowance has been provided for all U.S. deferred tax assets and for substantially all of the Canadian deferred tax assets. The net deferred tax asset relates to the Company's Canadian subsidiary, which has available tax credits and loss carryforwards. The Canadian subsidiary has a history of profitability, despite the consolidated losses of the Company. Based on this history and estimated 1996 earnings, which includes earnings from certain contracts, as well as available tax planning strategies, management considers realization of the unreserved deferred tax asset more likely than not. During 1995 the Canadian subsidiary realized tax loss carryforwards of approximately $75,000 with a tax benefit of approximately $29,000.

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     The Company's income tax provision (benefit) differed from the amount of income tax determined by applying the applicable statutory U.S. federal income tax rate to pretax income from continuing operations as a result of the following:

                                                              (IN THOUSANDS)
                                                                               SIX MONTHS
                                                                                  ENDED
                                                YEAR ENDED DECEMBER 31,         JUNE 30,
                                               -------------------------     ---------------
                                               1993      1994      1995      1995      1996
                                               -----     -----     -----     -----     -----
                                                                               (UNAUDITED)
    Income taxes (benefit) computed at the
      U.S. statutory rate....................  $ 155     $(821)    $(280)    $(125)    $ 197
    U.S. losses for which no tax benefit has
      been recognized........................    315       943       398       125        51
    Consolidated subsidiaries outside the
      U.S.:
      Change in deferred tax asset valuation
         allowance...........................   (300)       75       (89)       --        --
      Use of Canadian tax credits and net
         operating loss carryforwards to
         offset Canadian income net of effect
         of U.S./ Canada tax rate
         differential........................   (323)     (122)      (29)       --      (248)
                                               -----     -----     -----     -----     -----
    Provision (benefit) for income taxes.....  $(153)    $  75     $   0     $   0     $   0
                                               =====     =====     =====     =====     =====

     At December 31, 1995, the Company has net operating loss carryforwards of approximately $13,152,000 for federal income tax purposes which expire in varying amounts through 2011. The Company also has Canadian net operating loss carryforwards of approximately $2,190,000 and research and development investment tax credits of approximately $730,000 which expire in varying amounts through 2005.

9. COMMITMENTS

     The Company rents facilities, automobiles and equipment under various operating leases. Rental expenses under such leases amounted to $280,000, $191,000 and $108,000 for 1995, 1994 and 1993, respectively.

     At December 31, 1995, the aggregate minimum commitments pursuant to operating leases are as follows:

                             YEAR ENDING DECEMBER 31,
        ------------------------------------------------------------------
          1996............................................................  $275,000
          1997............................................................   269,000
          1998............................................................   160,000
          1999............................................................   121,000
          2000 and thereafter.............................................   545,000

10. PENSION PLAN

     The Company's Canadian subsidiary's defined benefit pension plan, which covered its Canadian employees, was terminated at December 31, 1993. At the same time, it established a money purchase plan that is structured after the 401(k) salary deferral plan available to all U.S. employees and as such, does not establish any corporate obligation other than a discretionary matching formula to employee contributions. As a result of the termination, the Company recognized a gain of $214,000, representing the excess of the Plan's projected benefit obligation over the accumulated benefit obligation, in 1993 and recognized an additional gain in 1995 of $172,000, representing the excess of the Plan's assets over the cost of providing the annuities to the participants for the value of their termination benefits. This excess will be put into a money purchase contract

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES and used by the Company to provide for its matching contributions under the new arrangement. This amount is being carried as a prepaid pension expense asset on the balance sheet.

     The Company maintains a 401(k) salary deferral plan instituted for all U.S. employees with more than one year of service. As a money purchase plan, it does not establish any Company liability other than a matching formula to employee contributions. The aggregate cost of the plan for 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 was $14,000, $16,000, $15,700,
$8,000 and $9,000, respectively.

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company made cash payments for interest of $180,000, $246,000, $189,000, $150,000 and $107,000 for the three years ended December 31, 1995 and for the six months ended June 30, 1995 and 1996. Additionally, income taxes of $123,000 and $3,500 were paid for the years ended December 31, 1993 and 1994. The Company did not pay income taxes for the year ended December 31, 1995 or for the six-month periods ended June 30, 1995 and 1996.

     In the three years ended December 31, 1995 and for the six months ended June 30, 1995 and 1996 the Company paid Preferred Stock dividends in the amount $114,000, $108,000, $82,000, $51,000 and $24,000 in the form of 11,338, 25,291,
65,417, 17,232 and 7,950 shares of common stock, respectively.

12. INFORMATION CONCERNING THE COMPANY'S PRINCIPAL ACTIVITIES

     A summary of the Company's continuing operations by geographic area for the three years ended December 31, and the six months ended June 30, 1995 and 1996 is as follows:

                                                           (IN THOUSANDS)
                                                                            SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31               JUNE 30,
                                       -------------------------------     -------------------
                                        1993        1994        1995        1995        1996
                                       -------     -------     -------     -------     -------
                                                                               (UNAUDITED)
    Total sales of goods and
      services:
      United States..................  $ 4,061     $ 1,862     $ 1,867     $   845     $ 1,394
      Canada.........................    6,185       5,593       5,110       2,346       3,690
      Europe.........................       --          --       1,599         708       1,590
      Eliminations...................   (2,476)     (1,941)     (2,202)       (789)     (1,662)
                                       -------     -------     -------     -------     -------
              Totals.................  $ 7,770     $ 5,514     $ 6,374     $ 3,110     $ 5,012
                                       =======     =======     =======     =======     =======
    Income (loss) from continuing
      operations:
      United States..................  $  (902)    $(2,653)    $(1,548)    $  (247)    $  (146)
      Canada.........................    1,495          20         270        (190)        577
      Europe.........................       --          --         100          81         133
                                       -------     -------     -------     -------     -------
                                       $   593     $(2,633)    $(1,178)    $  (356)    $   564
                                       =======     =======     =======     =======     =======
    Identifiable assets:
      United States..................  $ 8,982     $ 6,400     $ 4,253     $ 5,568     $ 4,158
      Canada.........................    3,890       4,422       6,248       6,394       7,366
      Europe.........................       --          --         696         718       1,210
      Eliminations...................   (3,933)     (4,030)     (6,462)     (6,402)     (6,853)
                                       -------     -------     -------     -------     -------
              Totals.................  $ 8,939     $ 6,792     $ 4,735     $ 6,278     $ 5,881
                                       =======     =======     =======     =======     =======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

     Export sales, including sales from Canada to other countries, comprised 43.8% of total revenues and were made primarily to Western Europe, Asia and Central and South America.

     A summary of the Company's continuing operations by principal activity for the three years ended December 31, 1995 and the six months ended June 30, 1996 is as follows:

                                                               (IN THOUSANDS)
                                                                RESEARCH
                                                                   AND                       CORPORATE
                                      TOTAL     ELIMINATION    DEVELOPMENT    INSTRUMENTS    AND OTHER
                                     -------    -----------    -----------    -----------    ----------
    June 30, 1996 (Unaudited):
    Revenues.......................  $ 5,012                     $   594        $ 4,329       $     89
                                     =======                      ======        =======        =======
    Operating Income (loss)........  $   667                     $   (30)       $ 1,030       $   (333)
                                                                  ======        =======        =======
    Interest expense and other.....     (103)
                                     -------
    Income before income taxes.....  $   564
                                     =======
    Depreciation and
      amortization.................  $    75                     $    11        $    49       $     15
                                     =======                      ======        =======        =======
    Capital expenditures...........  $    47                          --        $    47             --
                                     =======                      ======        =======        =======
    Identifiable assets............  $ 5,881      $(6,853)       $   240        $ 9,563       $  2,931
                                     =======      =======         ======        =======        =======
    1995:
    Revenues.......................  $ 6,374                     $ 1,052        $ 5,250       $     72
                                     =======                      ======        =======        =======
    Operating income (loss)........  $  (886)                    $  (311)       $   268       $   (843)
                                                                  ======        =======        =======
    Interest expense and other.....     (292)
                                     -------
    Loss before income taxes.......  $(1,178)
                                     =======
    Depreciation and
      amortization.................  $   362                     $    45        $   314       $      3
                                     =======                      ======        =======        =======
    Capital expenditures...........  $   359                     $    10        $   349             --
                                     =======                      ======        =======        =======
    Identifiable assets............  $ 4,735      $(6,462)       $   275        $ 7,589       $  3,333
                                     =======      =======         ======        =======        =======
    1994:
    Revenues.......................  $ 5,514                     $   298        $ 5,216             --
                                     =======                      ======        =======        =======
    Operating income (loss)........  $(2,469)                    $  (208)       $(1,075)      $ (1,186)
                                                                  ======        =======        =======
    Interest expense and other.....      (89)
                                     -------
    Loss before income taxes.......  $(2,558)
                                     =======
    Depreciation and
      amortization.................  $   320                     $     8        $   280       $     32
                                     =======                      ======        =======        =======
    Capital expenditures...........  $  (491)                         --        $  (491)            --
                                     =======                      ======        =======        =======
    Identifiable assets............  $ 5,003      $(4,030)       $   302        $ 5,486       $  3,245
                                                  =======         ======        =======        =======
    Identifiable assets -- held for
      sale.........................    1,789
                                     -------
    Identifiable assets -- per
      balance sheet................  $ 6,792
                                     =======

                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES

                                                              (IN THOUSANDS)
                                                                RESEARCH
                                                                   AND                       CORPORATE
                                      TOTAL     ELIMINATION    DEVELOPMENT    INSTRUMENTS    AND OTHER
                                     -------    -----------    -----------    -----------    ---------
    1993:
    Revenues.......................  $ 7,770                     $ 1,009        $ 6,761            --
                                     =======                      ======        =======       =======
    Operating income (loss)........  $   541                     $   (56)       $ 1,709       $(1,112)
                                                                  ======        =======       =======
    Interest expense and other.....     (101)
                                     -------
    Income before income taxes.....  $   440
                                     =======
    Depreciation and
      amortization.................  $   214                     $    20        $   162       $    32
                                     =======                      ======        =======       =======
    Capital expenditures...........  $   120                          --        $   116       $     4
                                     =======                      ======        =======       =======
    Identifiable
      assets -- continuing
      operations...................  $ 7,144      $(3,933)       $   325        $ 6,363       $ 4,389
                                                  =======         ======        =======       =======
    Identifiable assets -- held for
      sale.........................    1,795
                                     -------
    Identifiable assets -- per
      balance sheet................  $ 8,939
                                     =======

13. FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter of 1995, the Company recorded adjustments for estimated losses on inventories and receivables of approximately $450,000 and $200,000, respectively. During the fourth quarter of 1994, the Company recorded adjustments for estimated losses on inventories and receivables of approximately $800,000 and $515,000, respectively.

14. SUBSEQUENT EVENT

     On July 10, 1996, the Company completed the sale of $1,000,000 of its 6% Convertible Subordinated Debentures, due 1997, in a private transaction to private investors including members of management. These debentures are due July 9, 1997 and are convertible into shares of the Company's Common Stock at the rate of $2.75 per share of Common Stock and mature on the earlier of (i) 30 days after the completion of an underwritten public offering or a private placement by the Company of its equity securities pursuant to which the Company receives net proceeds in an aggregate amount in excess of $5,000,000, or (ii) July 9, 1997. Interest is payable semi-annually. A portion of the net proceeds of the sale of these debentures were used to repay the 12 1/2% Subordinated Convertible Debentures due 1996 (see Note 6).

                                    Photo #4

Shows a security agent using a portable Model 400 IONSCAN(R) to check for explosives in luggage on board a European train.


                                    Photo #5

Shows a security agent using a suction device to obtain samples from a piece of checked luggage for testing using the Model 400 IONSCAN(R).

                                    Photo #6

Shows a portable Model 400 IONSCAN(R) ready for use on the tarmac at a French airbase.

------------------------------------------------------
------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

Available Information.................     3
Forward-Looking Statements............     3
Prospectus Summary....................     4
Risk Factors..........................     7
Use of Proceeds.......................    12
Price Range of Common Stock...........    13
Dividend Policy.......................    13
Capitalization........................    14
Selected Consolidated Financial
  Data................................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    16
Business..............................    23
Management............................    34
Security Ownership of Certain
  Beneficial Owners and Management....    39
Certain Relationships and Related
  Transactions........................    40
Description of Capital Stock..........    41
Description of Warrants...............    44
Underwriting..........................    47
Legal Matters.........................    48
Experts...............................    49
Index to Consolidated Financial
  Statements..........................   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                        1,000,000 SHARES OF COMMON STOCK
                                      AND
                    1,000,000 COMMON STOCK PURCHASE WARRANTS

                             [  BARRINGER LOGO ]

                          BARRINGER TECHNOLOGIES INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          JANNEY MONTGOMERY SCOTT INC.
                                           , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Section 10 of the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company.

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Tenth of the Certificate of Incorporation also contains a provision limiting the personal liability of directors to the fullest extent permitted or authorized by the GCL or other applicable law. Under the GCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or
(iv) any transactions from which the director derives an improper benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table lists the expenses which will be incurred in connection with the issuance and distribution of the Securities being registered:

                                                                            EXPENSE
                                                                            --------
        SEC Registration Fee..............................................  $  4,568
        National Association of Securities Dealers, Inc. Filing Fee.......     2,007
        NASDAQ Listing Fee................................................    40,727
        Accounting Fees and Expenses......................................    75,000
        Legal Fees and Expenses...........................................   175,000
        Blue Sky Fees and Expenses........................................    25,000
        Printing and Engraving............................................   110,000
        Miscellaneous.....................................................    42,698
                                                                            --------
                  TOTAL...................................................  $475,000
                                                                            ========

     All of the above amounts, other than the registration fee, are estimates only. All of the above expenses will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act (all share and per share amounts have been adjusted to reflect the one-for-four reverse stock split of the Company's common stock, $.01 par value (the "Common Stock") effected on September 25, 1995):

          (i) On July 10, 1996, the Company issued an aggregate amount of $1,000,000 of its 6% subordinated convertible debentures, due 1997 (the "Debentures") to institutional and private investors and members of management for an aggregate purchase price of $1,000,000. This transaction was completed without registration under the Securities Act of the Debentures or the shares of Common Stock into which such Debentures are convertible in reliance upon exemptions provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.

          (ii) On June 30, 1995 the Company issued an aggregate of 28 units, each unit consisting of 2,500 shares of Common Stock and a five-year warrant to purchase 2,500 shares of Common Stock at $2.00 per share (a "Unit"), to private investors and members of management, for an aggregate purchase price of $168,000. This transaction was completed without registration under the Securities Act of the shares of Common Stock or the warrants comprising the Units or the shares of Common Stock underlying the warrants in reliance upon the exemptions provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.

          (iii) On May 9, 1995 the Company issued an aggregate of 125 Units and one three year warrant to purchase 37,500 shares of Common Stock at $2.00 per share, to two institutional investors, for an aggregate purchase price of $750,000. This transaction was completed without registration under the Securities Act of the shares of Common Stock or the warrants comprising the Units, the shares of Common Stock underlying the warrants included in the Units, the additional three-year warrant or the shares of Common Stock underlying the three-year warrant, in reliance upon the exemptions provided by Section 4(2) of the Securities Act. There were no underwriters for this issuance.

          (iv) At various times between October 1993 and October 1996, the Company granted stock options to certain employees of the Company covering an aggregate of 434,375 shares of Common Stock. These grants were exempt from registration pursuant to Securities Act Release No. 33-6188 (Feb. 1,
     1980). No underwriter was involved in these grants.

ITEM 27. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

         1.1      Form of Underwriting Agreement.
         3.1      Certificate of Incorporation of the Company, as amended.(1)
         3.2      Bylaws of the Company.(2)
         4.1      Form of Warrant Agreement.*
         4.2      Form of Warrant to be issued to Janney Montgomery Scott Inc.*
         5.1      Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.*
        10.1      Employment Agreement between Stanley S. Binder and the Company dated as of
                  July 10, 1989.(3)
        10.2      Form of Employment Agreement between Richard S. Rosenfeld and the Company.*
        10.3      Form of Employment Agreement between Kenneth S. Wood and the Company.*
        10.4      Consulting Agreement between John J. Harte and the Company dated as of
                  January 1, 1991.
        10.5      Barringer Resources, Inc. 1990 Stock Option Plan.(4)
        10.6      Form of 1995 nonqualified stock option agreement.
        10.7      Form of 1996 nonqualified stock option agreement.
        10.8      Description of 1991 Warrant Plan.
        10.9      Description of Exercise Plan.
        10.10     License Agreement dated February 27, 1989 between Canadian Patents and
                  Development Limited -- Societe Canadienne Des Brevets Et D'Exploitation
                  Limite and Barringer Instruments Limited (the "License Agreement"),
                  Supplement #1 dated March 4, 1991, Assignment of License Agreement, dated
                  January 2, 1992, to Her Majesty the Queen in Right of Canada, as
                  Represented By the Minister of National Revenue and Supplemental Letter
                  Agreement, dated October 7, 1996.
        10.11     Termination Agreement between the Company and Labco dated October 7, 1996.
        10.12     Unit Purchase Agreement and Form of Warrant Agreement by and between the
                  Company, Special Situations Fund III, L.P. and Special Situations Cayman
                  Fund, L.P. dated May 9, 1995.(5)
        10.13     Form of Subscription Agreement and Form of Warrant Agreement by and between the Company and certain officers and directors of the Company, dated as of
                  June 30, 1995.(6)
        10.14     Form of Debenture Purchase Agreement dated as of July 10, 1996, by and between the Company and certain accredited investors.
        10.15     Loan Agreement dated September 20, 1994 by and between Ontario Development
                  Corporation and Barringer Research Limited.(7)
        10.16     Agreement dated September 28, 1995 between the Toronto-Dominion Bank, the
                  Company and Barringer Research Limited.(8)
        10.17     Lease between the Company and Murray Hill Inn Associates dated as of
                  February 17, 1993.
        10.18     Lease between BRL and Lehndorff Management Limited ("Lehndorff") dated as of July 27, 1995.
        10.31     Form of Stock Purchase Agreement dated as of November 30, 1992 by and between the Company and certain accredited investors.(9)
        10.33     Stock Purchase Agreement dated as of February 2, 1993 by and between the
                  Company and Special Situations Cayman Funds, L.P.(9)
        10.34     Form of Stock Purchase Agreement dated as of December 13, 1993 by and between the Company and certain accredited investors.(9)
        11        Earnings per share computation for the six months ended June 30, 1996.(10)
        21        List of Subsidiaries of the Company.

        23.1      Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (included in
                  Exhibit 5.1 to this registration statement).
        23.2      Consent of BDO Seidman, LLP, independent certified public accountants.
        24.1      Power of Attorney (included on the signature page).

---------------

* To be filed by Amendment.

 (1) Incorporated by reference to Exhibit 3.1A to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 0-3207.

 (2) Incorporated by reference to Exhibit 3.2A to the Company's Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994, File No. 0-3207.

 (3) Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1, File No. 33-3162.

 (4) Incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 0-3207.

 (5) Incorporated by reference to Exhibit 4.17 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, File No. 0-3207.

 (6) Incorporated by reference to Exhibit 4.19 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, File No. 0-3207.

 (7) Incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 0-3207.

 (8) Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed on October 13, 1995, File No. 0-3207.

 (9) Incorporated by reference to the identically numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 0-3207.

(10) Incorporated by reference to the identically numbered Exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, File No. 0-3207.

ITEM 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act, shall be deemed a part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions on indemnifications, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Providence, State of New Jersey, on October 8, 1996.

                                          BARRINGER TECHNOLOGIES INC.

                                          By: /s/  STANLEY S. BINDER

                                            ------------------------------------
                                            Stanley S. Binder, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on October 8, 1996. Each of the undersigned hereby constitutes and appoints Stanley S. Binder and Richard S. Rosenfeld, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 relating to the securities offered pursuant hereto and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  SIGNATURE                                            TITLE
---------------------------------------------        -----------------------------------------
           /s/  STANLEY S. BINDER                       President, Chief Executive Officer
---------------------------------------------            (Principal Executive Officer) and
              Stanley S. Binder                                      Director

           /s/  JOHN D. ABERNATHY                                    Director
---------------------------------------------
              John D. Abernathy

           /s/  RICHARD D. CONDON                                    Director
---------------------------------------------
              Richard D. Condon

             /s/  JOHN H. DAVIES                                     Director
---------------------------------------------
               John H. Davies

             /s/  JOHN J. HARTE                                      Director
---------------------------------------------
                John J. Harte

            /s/  JAMES C. MCGRATH                                    Director
---------------------------------------------
              James C. McGrath

          /s/  RICHARD S. ROSENFELD                   Vice President-Finance, Chief Financial
---------------------------------------------           Officer and Treasurer (Principal
            Richard S. Rosenfeld                        Accounting and Financial Officer)


                               INDEX TO EXHIBITS

EXHIBIT NO.                                DESCRIPTION                               PAGE NO.
-----------     ---------------------------------------------------------------------------------
    1.1         Form of Underwriting Agreement...................................
    3.1         Certificate of Incorporation of the Company, as amended(1).......
    3.2         Bylaws of the Company(2).........................................
    4.1         Form of Warrant Agreement*.......................................
    4.2         Form of Warrant to be issued to Janney Montgomery Scott Inc.*....
    5.1         Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.*.....
   10.1         Employment Agreement between Stanley S. Binder and the Company dated as of July 10, 1989(3).....................................
   10.2         Form of Employment Agreement between Richard S. Rosenfeld and the
                Company*.........................................................
   10.3         Form of Employment Agreement between Kenneth S. Wood and the
                Company*.........................................................
   10.4         Consulting Agreement between John J. Harte and the Company dated as of January 1, 1991............................................
   10.5         Barringer Resources, Inc. 1990 Stock Option Plan(4)..............
   10.6         Form of 1995 nonqualified stock option agreement.................
   10.7         Form of 1996 nonqualified stock option agreement.................
   10.8         Description of 1991 Warrant Plan.................................
   10.9         Description of Exercise Plan.....................................
   10.10        License Agreement dated February 27, 1989 between Canadian
                Patents and Development Limited -- Societe Canadienne Des Brevets
                Et D'Exploitation Limite and Barringer Instruments Limited (the
                "License Agreement"), Supplement #1 dated March 4, 1991,
                Assignment of License Agreement, dated January 2, 1992, to Her
                Majesty the Queen in Right of Canada, as Represented By the
                Minister of National Revenue and Supplemental Letter Agreement,
                dated October 7, 1996............................................
   10.11        Termination Agreement between the Company and Labco dated October
                7, 1996..........................................................
   10.12        Unit Purchase Agreement and Form of Warrant Agreement by and
                between the Company, Special Situations Fund III, L.P. and
                Special Situations Cayman Fund, L.P. dated May 9, 1995(5)........
   10.13        Form of Subscription Agreement and Form of Warrant Agreement by
                and between the Company and certain officers and directors of the
                Company, dated as of June 30, 1995(6)............................
   10.14        Form of Debenture Purchase Agreement dated as of July 10, 1996, by and between the Company and certain accredited investors......
   10.15        Loan Agreement dated September 20, 1994 by and between Ontario
                Development Corporation and Barringer Research Limited(7)........
   10.16        Agreement dated September 28, 1995 between the Toronto-Dominion
                Bank, the Company and Barringer Research Limited(8)..............
   10.17        Lease between the Company and Murray Hill Inn Associates dated as of February 17, 1993.............................................
   10.18        Lease between BRL and Lehndorff Management Limited ("Lehndorff")
                dated as of July 27, 1995........................................

EXHIBIT NO.                                DESCRIPTION                               PAGE NO.
-----------     ---------------------------------------------------------------------------------
   10.31        Form of Stock Purchase Agreement dated as of November 30, 1992 by and between the Company and certain accredited investors(9)......
   10.33        Stock Purchase Agreement dated as of February 2, 1993 by and between the Company and Special Situations Cayman Funds,
                L.P.(9)..........................................................
   10.34        Form of Stock Purchase Agreement dated as of December 13, 1993 by and between the Company and certain accredited investors(9)......
   11           Earnings per share computation for the six months ended June 30,
                1996(10).........................................................
   21           List of Subsidiaries of the Company..............................
   23.1         Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                (included in Exhibit 5.1 to this registration statement).........
   23.2         Consent of BDO Seidman, LLP, independent certified public
                accountants......................................................
   24.1         Power of Attorney (included on the signature page)...............

---------------

  *  To be filed by amendment.

 (1) Incorporated by reference to Exhibit 3.1A to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 0-3207.

 (2) Incorporated by reference to Exhibit 3.2A to the Company's Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994, File No. 0-3207.

 (3) Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1, File No. 33-3162.

 (4) Incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, File No. 0-3207.

 (5) Incorporated by reference to Exhibit 4.17 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, File No. 0-3207.

 (6) Incorporated by reference to Exhibit 4.19 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, File No. 0-3207.

 (7) Incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 0-3207.

 (8) Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed on October 13, 1995, File No. 0-3207.

 (9) Incorporated by reference to the identically numbered Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, File No. 0-3207.

(10) Incorporated by reference to the identically numbered Exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, File No. 0-3207.